UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Sirius XM Holdings Inc.

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Dear Fellow Stockholders,

For SiriusXM, 2017 was a record-setting year. We achieved strong financial and operational performance while forging new paths for future value creation. Today, we are better positioned than ever to leverage our unparalleled content, our relationships with car makers, our ability to scale, our business strength, and our balance sheet to capitalize on the growth opportunities in front of us.

Last year we reported record levels of subscribers, revenues and profits, and we made considerable progress on a variety of strategic initiatives to build for the future. I am proud of what we achieved in 2017:

●	Reached an all-time high subscriber base: We raised our guidance and then exceeded our own expectations by adding approximately 1.56 million net new self-pay subscribers in 2017, finishing the year with 32.7 million total subscribers. This is the highest number in our history.

●	Achieved major financial milestones: We exceeded our guidance across the board, with record revenues of $5.4 billion, record adjusted EBITDA of $2.12 billion and record free cash flow of $1.56 billion. We also delivered record average revenue per user and achieved an approximately 39% adjusted EBITDA margin, one of the best in all of media.

●	Returned significant capital to stockholders: We returned more than $1.59 billion to stockholders in 2017, increasing our dividend by 10% while continuing to return significant capital via stock buybacks during the year. With our ambitious growth and cash flow targets, we expect to continue delivering value by returning capital to stockholders.

●	Focused on new voices, exclusive programming and easy access to the best live sports and special performances from world-class entertainers: We launched new channels, held special concerts with a wide range of established and emerging stars, expanded the number of live broadcast events, and added new talent, including award-winning comedians Ricky Gervais and Kevin Hart. We also continued to renew key content relationships and expand our extensive lineup of commercial-free music channels.

The Best Audio Entertainment Available Today

The heart of our value proposition continues to be our unrivaled content offering and easy-to-use service. We have a powerful platform and national reach, and we are continuously enhancing the best bundle of compelling, timely and entertaining audio programming available anywhere.

In 2017, our content again took great strides:

●	Launched new sports programming, including a new and comprehensive 24/7 college sports channel called ESPNU Radio on SiriusXM, and announced the launch of new full-time channels for key college athletic conferences including the SEC, Pac-12 and ACC. We did a long-term renewal with NASCAR and entered into a multi-year agreement with Formula 1 to carry all of its Grand Prix races. Super Bowl MVP, Phil Simms, also joined SiriusXM’s Mad Dog Sports Radio channel as an NFL analyst, and Coach Steve Spurrier as a college football analyst. And we launched Barstool Sports’ own 24/7 Channel, a radio home to one of today’s leading sports, comedy and lifestyle brands that is hugely popular, especially among younger listeners.

●	Broadcasted games from all the major sports leagues and events, including the Super Bowl, U.S. Open Championship, every game of the NCAA college basketball tournament, The Masters, the NFL Draft, and much more.

●	Launched new shows hosted by talented stars with huge followings, including international comic star Ricky Gervais, late night star Craig Ferguson, Brooke Shields, and comedic TV star Jim Parsons.

●	Expanded our comedy offering with a new 24/7 comedy channel with Kevin Hart, one of the top comedians working today, featuring a show hosted by Hart and other handpicked comedy voices.

●	Established new, full-time music channels from The Beatles (The Beatles Channel), with the cooperation and participation of Paul and Ringo, and LL COOL J (Rock the Bells Radio), featuring a wide range of classic hip-hop content, music, interviews and in-depth retrospectives.

●	Hosted exclusive, live performances with major artists at special venues, such as Guns N’ Roses at the Apollo Theater, the Eagles at the Grand Ole Opry and special shows just for SiriusXM subscribers by Ed Sheeran, The Killers, Kelly Clarkson, Dwight Yoakam and Duran Duran.

●	Premiered two new rock channels showcasing music from the 1990’s and 2000’s and curated by SiriusXM’s critically acclaimed music programming team: Turbo and PopRocks.

●	Launched Coachella Radio for coverage of the prestigious music festival and broadcast live from several other prominent music festivals including Ultra, CMA Fest, and more.

●	Presented a range of new talent across multiple genres including Carly Pearce, Lil Uzi Vert, Rag N Bone Man, Migos and Halsey, all before their respective music climbed the charts and some even before the artists were signed.

●	Launched a series of shows from Stanford University and aired a stirring audio documentary about pioneering tech training programs for inmates called The Last Mile.

●	Launched new west coast programming, including “Hits 1 in Hollywood,” and expanded our daily broadcasts with a new show on SiriusXM Hits 1 starring comedian/television host Michael Yo, radio personality Tony Fly and singer Symon.

Executing a Clear Plan to Drive Growth

Building our New and Used Car Presence With an Eye to the Future

We are continuing to win in the new car market. Despite slowing auto sales versus 2016 levels, we still improved new car conversion rates and increased new car penetration to 76.6%. By the end of 2017, the fleet of SiriusXM-enabled cars grew to over 100 million. As it continues to climb, the pool of vehicles from which we can drive reactivations and used car additions will grow as well.

Importantly, our used vehicle penetration rate is up to approximately 35% and we believe that over the next decade we can increase that level to match the mid-70’s we currently have in new cars. Our team continues to focus on offering trials at more used car dealerships. We now have arrangements at more than 18,000 franchise dealers and at approximately 12,500 independent dealers to offer trials. The independent dealer market represents a growth opportunity for us.

We are deepening our already strong relationships with automakers and creating new avenues for growth through strategic investments in our connected car business. In particular, our acquisition of Automatic Labs will greatly increase our connected vehicle offerings and enable us to target the vast majority of cars on the road today that lack built-in connectivity.

In addition, automakers continue to be impressed with our new 360L platform, our next-generation two-way audio platform for connected vehicles appearing first in Ram 1500 pickup trucks this year. With a consumer friendly interface, this game changing technology provides a seamless, easy to access, easy to use expanded listening experience and will help secure our dominant in-car listening position. It will also provide us new data about our users that will enable us to enhance our future marketing efforts and offer them an even better listening experience.

Growing Beyond the Car

Through strategic investments, innovation and experimentation, we are creating new growth opportunities by making our content much more accessible outside of the car and everywhere and anywhere our subscribers might want it: at home, at the office or on the go.

We worked with Amazon to launch SiriusXM on Alexa-powered devices, in a year when the popularity of voice-activated home assistants took over. We’re implementing better smartphone apps, including a new version that will align our mobile experience with 360L in the car, and we will soon introduce a video content offering for the first time.

In September, we closed our strategic investment in Pandora Media and David Frear, Greg Maffei and I joined its board. We have long admired Pandora’s massive user base and popular free consumer offering, and we support the company’s efforts to drive toward profitability and cash flow growth. That said, we still have a lot to learn about how our companies might work together in the future, be it on up-selling, cross-selling, sharing content or sharing technology.

Looking Ahead

Our business model is working and we are excited about the many opportunities we have in front of us. In 2018, we expect revenue of approximately $5.7 billion, with adjusted EBITDA of approximately $2.15 billion and free cash flow of roughly $1.5 billion. We will also continue to return substantial capital to stockholders through our dividend and share repurchase program.

The exceptional team of SiriusXM employees enables us to outperform expectations. It is their creativity and hard work that allow us to provide the best radio on radio. We are deeply grateful for their dedication and contributions.

I look forward to updating you on our growth as 2018 progresses. Thank you for your investment in SiriusXM.

Sincerely,

James E. Meyer
Chief Executive Officer
SiriusXM

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	8:30 a.m., New York City time, on Tuesday, June 5, 2018

Place:	The Paley Center for Media
25 West 52nd Street
New York, New York 10019

Items of Business:	1. To elect the twelve director nominees listed herein;

2. To ratify the appointment of KPMG LLP as our independent registered public accountants for 2018; and

3. To transact any other business properly coming before the annual meeting and any adjournments or postponements thereof.

Who may Vote:	Stockholders of record at the close of business on April 12, 2018.

Important Notice Regarding the Date of Availability of Proxy Materials for the Stockholder Meeting to be Held on Tuesday, June 5, 2018:	We are pleased to be using the Securities and Exchange Commission’s rules that allow companies to furnish proxy materials to their stockholders over the Internet. In accordance with these rules, we first sent stockholders of record at the close of business on or about April 23, 2018, a Notice of Internet Availability of Proxy Materials (Notice). The Notice contains instructions on how to access our proxy statement and annual report for the fiscal year ended December 31, 2017 over the Internet and how to vote.

Whether or not you expect to attend in person, we urge you to vote your shares over the Internet, by phone, or by signing, dating, and returning a proxy card at your earliest convenience.

Voting over the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage, printing and proxy tabulation costs.

By Order of the Board of Directors,

PATRICK L. DONNELLY

Executive Vice President, General Counsel and Secretary

New York, New York
April 23, 2018

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1290 Avenue of the Americas
11th Floor
New York, New York 10104

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Sirius XM Holdings Inc. to be held on Tuesday, June 5, 2018, beginning at 8:30 a.m., New York City time, at The Paley Center for Media, 25 West 52nd Street, New York, New York 10019, and at any adjournments or postponements thereof. This proxy statement is first being distributed or made available, as the case may be, to stockholders on or about April 23, 2018.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the following matters outlined in the Notice of 2018 Annual Meeting of Stockholders, including:

●	Item 1—the election of twelve director nominees to our board (Joan L. Amble, George W. Bodenheimer, Mark D. Carleton, Eddy W. Hartenstein, James P. Holden, Gregory B. Maffei, Evan D. Malone, James E. Meyer, James F. Mooney, Michael Rapino, Carl E. Vogel and David M. Zaslav);

●	Item 2—the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2018; and

●	such other business that may properly be conducted at the annual meeting or any adjournments or postponements thereof.

At the annual meeting, management will also report on our performance and respond to appropriate questions from stockholders. On April 12, 2018 (the “Record Date”), 4,479,621,860 shares of our common stock were outstanding.

What are the voting rights of the holders of our common stock?

Each holder of our common stock is entitled to one vote per share of common stock on all matters to be acted upon at the annual meeting.

What vote is required to approve each item?

Assuming the presence of a quorum, the directors will be elected by the holders of a plurality of the voting power of our common stock present in person or represented by proxy and entitled to vote. This means that the twelve director nominees who receive the most votes cast by the holders of shares of our common stock will be elected. You may vote “For” or “Withhold” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from whom they are withheld. Votes that are withheld and broker non-votes (as described below) will not have any effect on the outcome of the election of the directors because directors are elected by plurality voting, but votes that are withheld and broker non-votes will be counted for the purpose of determining whether a quorum is present at the annual meeting.

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The affirmative vote of the holders of a majority of the voting power of our common stock, present in person or represented by proxy, and entitled to vote on the matter is required for Item 2 (the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2018). You may vote “For,” “Against” or “Abstain” with respect to Item 2. For Item 2, an “Abstain” vote will have the same effect as a vote against the proposal. There will be no broker non-votes with respect to Item 2, as brokers may vote shares with respect to this proposal in the absence of client instructions. Item 2 is not binding on our board of directors or the Company.

When will voting results be available?

We will announce preliminary voting results at the annual meeting. We will report final results in a Current Report on Form 8-K filed with the SEC shortly after the annual meeting.

Who can attend the annual meeting?

Subject to space availability, all stockholders or their duly appointed proxies may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Only persons who have proof of their stock ownership will be allowed to enter the meeting and only those with proof of stock ownership as of the Record Date will be allowed to vote at the meeting. Proof of ownership will be any statement from a bank or broker showing the ownership of our common stock. Registration and seating will begin at 8:15 a.m., New York City time.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the issued and outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum to transact business at the annual meeting. If a quorum is not present or represented at the annual meeting, the stockholders entitled to vote, present in person or represented by proxy, may adjourn the annual meeting from time to time without notice or other announcement until a quorum is present or represented. Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

What is a broker non-vote?

A broker non-vote occurs if you hold shares in “street name” (that is, your shares are held on your behalf by a bank, broker or other nominee) and do not provide voting instructions to your broker on a proposal and your broker does not have the discretionary authority to vote on such proposal. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as Item 2 (the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2018), without instructions from the beneficial holder of those shares. On the other hand, absent instructions from the beneficial holders of such shares, a broker will not be entitled to vote shares held for a beneficial holder on non-routine items, such as Item 1 (the election of directors). It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to Item 1 is counted.

Broker non-votes will be counted for purposes of determining whether a quorum is present to hold the annual meeting.

What if I don’t vote electronically or return my proxy card and don’t attend the annual meeting?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you don’t vote your shares, your shares will not be voted.

If you are a beneficial owner (that is you hold your shares through your broker, bank or other nominee) and you do not provide voting instructions to your broker, bank or other nominee with respect to Item 1 (the election of directors), your shares will be considered “broker non-votes” and will not be counted in determining the outcome of the vote on this Item.

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How do I vote?

Stockholders of record can vote as follows:

●	By Internet: Stockholders may vote over the Internet at www.envisionreports.com/SIRI by following the instructions included on your Notice. You will need the 15-digit Control Number included on the Notice to obtain your records and to create an electronic voting instruction form.

●	By Telephone: Stockholders may vote by telephone 1-800-652-VOTE (8683) by following the instructions included with your Notice. You will need the 15-digit Control Number included on the Notice in order to vote by telephone.

●	By Mail: Stockholders may request a proxy card from us by following the instructions on the Notice. When you receive the proxy card, mark your selections on the proxy card. Date and sign your name exactly as it appears on your proxy card. Mail the proxy card in the enclosed postage-paid envelope provided to you.

●	At the Meeting: If you attend the annual meeting, you may vote in person by ballot, even if you have previously returned a proxy card or otherwise voted.

Only your latest executed vote will count.

If your shares are held in “street name,” you may also submit voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions. The deadline for voting by telephone or electronically is 11:59 p.m., New York City time, on Monday, June 4, 2018. Mailed proxy cards with respect to shares held of record must be received by us no later than June 4, 2018. “Street name” stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the institution that holds their shares and those institutions will likely require your instructions to be submitted before the deadline.

What is householding?

As permitted by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), only one copy of this proxy statement and annual report or Notice is being delivered to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies of our proxy statement. This is known as householding.

We will promptly deliver, upon oral or written request, a separate copy of this proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year’s or future years’ proxy materials should be directed to: Sirius XM Holdings Inc., Attention: Corporate Secretary, 1290 Avenue of the Americas, 11th Floor, New York, New York 10104. Requests can also be made by telephone by calling (212) 584-5100.

Stockholders of record residing at the same address and currently receiving multiple copies of this proxy statement may contact our Corporate Secretary (in writing or by phone at the contact information indicated above) to request that only a single copy of our proxy statement be mailed in the future.

How can I obtain a printed copy of the proxy materials?

To receive, free of charge, a separate copy of the Notice and, if applicable, this proxy statement and our annual report, stockholders may write or call us at:

Investor Relations
Sirius XM Holdings Inc.
1290 Avenue of the Americas
11th Floor
New York, New York 10104
(212) 584-5100

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Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by:

●	Notifying our Corporate Secretary in writing at Sirius XM Holdings Inc., 1290 Avenue of the Americas, 11th Floor, New York, New York 10104 that you are revoking your proxy;

●	Executing and delivering a later-dated proxy card or submitting a later-dated vote by telephone or the Internet; or

●	Attending the annual meeting, revoking your proxy and voting in person.

If you hold your shares in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the annual meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Who will count the votes?

A representative of Computershare will tabulate the votes and act as inspector of elections.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. We are soliciting your vote so that all shares of our common stock may be voted at the annual meeting.

Whom am I designating as my proxy?

You will be designating Patrick L. Donnelly, our Executive Vice President, General Counsel and Secretary, and Ruth A. Ziegler, our Senior Vice President and Deputy General Counsel, as your proxies. However, you may appoint a person (who need not be a stockholder) other than Patrick L. Donnelly and Ruth A. Ziegler to vote on your behalf at the meeting by completing another proper proxy.

How will my proxy vote my shares?

Your proxy will vote your shares according to your instructions. If you complete your proxy card but do not indicate how you would like your shares voted, your proxy will vote in accordance with the recommendation of our board of directors.

Who is soliciting my proxy, and who will pay for the costs of the solicitation?

Sirius XM is soliciting your proxy. The cost of soliciting proxies will be borne by Sirius XM, which has engaged MacKenzie Partners, Inc. to assist in the distribution and solicitation of proxies. We have agreed to pay MacKenzie $10,000 and reimburse the firm for its reasonable out-of-pocket expenses. We will also reimburse brokerage firms, banks and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. Our directors, officers and employees may solicit proxies on our behalf by telephone or in writing but will receive no additional compensation for their services.

When, and how, do I submit a proposal for next year’s annual meeting of stockholders?

Under the SEC’s rules and regulations, any stockholder desiring to submit a proposal to be included in our 2019 proxy statement must submit such proposal to us in writing at our principal executive offices located at: 1290 Avenue of the Americas, 11th Floor, New York, New York 10104, to the attention of the Corporate Secretary, no later than the close of business on December 14, 2018.

Our By-laws provide for advance notice provisions. The By-laws require the timely notice of certain information to be provided by any stockholder who proposes director nominations or any

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other business for consideration at a stockholders’ meeting. Failure to deliver a proposal in accordance with the procedures discussed above and in the By-laws may result in the proposal not being deemed timely received. To be timely, notice of a director nomination or any other business for consideration at a stockholders’ meeting must be received by our Corporate Secretary at our principal executive offices not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2019 Annual Meeting of Stockholders, such a proposal must be received by the Corporate Secretary on or after March 7, 2019 but no later than March 27, 2019. In the event that the date of the 2019 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of the 2018 Annual Meeting of Stockholders, notice must be delivered no earlier than the 90th day prior to the 2019 Annual Meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting of Stockholders is first made. In addition, for the purposes of the application of Rule 14a-4(c) of the Exchange Act, the date for timely notice specified in this paragraph shall be the earlier of the date calculated above or the date specified in paragraph (c)(1) of Rule 14a-4 of the Exchange Act.

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ITEM 1—ELECTION OF DIRECTORS

Twelve director nominees are standing for election at the annual meeting. The Nominating and Corporate Governance Committee of our board of directors has nominated the director nominees listed below after consideration of each individual’s qualifications, contributions to the company and other reasons discussed in this proxy statement.

On April 13, 2018, Vanessa A. Wittman, a member of our board of directors and Audit Committee, informed the Chairman of the Board that she will not stand for re-election at our 2018 Annual Meeting of Stockholders but will serve on both for the remainder of her term. Ms. Wittman has advised the Chairman of the Board that her decision to not stand for re-election did not involve any disagreement with us.

The Nominating and Corporate Governance Committee believes that a well-functioning board includes a diverse group of individuals who bring a variety of complementary skills, experiences and perspectives. Although our board of directors does not have a formal policy with regard to the consideration of diversity in identifying director candidates, diversity is one of the factors that the Nominating and Corporate Governance Committee may, pursuant to its charter, take into account in identifying director candidates. The Nominating and Corporate Governance Committee generally considers each nominee in the broad context of the overall composition of our board of directors with a view toward constituting a board that, as a group, possesses the appropriate mix of skills and experience to oversee our business. The experience, qualifications, attributes, or skills that led the Nominating and Corporate Governance Committee to conclude that our nominees should serve on the board of directors are generally described in the biographical information below.

Set forth below are the nominees proposed to be elected to serve until the 2019 annual meeting of stockholders or until their respective successors have been duly elected and qualified.

To be elected as a director, each nominee must receive a plurality of the votes cast by the holders of our common stock.

Should any nominee become unable or unwilling to accept election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person our board of directors may nominate or designate. Each nominee has consented to serve as a director if elected.

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Biographical information about this year’s nominees:

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Joan L. Amble	64	Ms. Amble has been a director since July 2008. From December 2006 until the closing of our merger with XM Satellite Radio Holdings Inc. (“XM”) in July 2008, Ms. Amble served as a director of XM.

		Since October 2016, Ms. Amble has been an independent advisor to the Risk and Audit Committee of the Executive Committee of the United States affiliate of Société Générale S.A., a French multinational banking and financial services company. From May 2011 until her retirement in December 2011, Ms. Amble was the Executive Vice President, Finance, of the American Express Company and also served as its Executive Vice President, Principal Accounting Officer and Comptroller, from December 2003 until May 2011. Prior to joining American Express, Ms. Amble served as Chief Operating Officer and Chief Financial Officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as Vice President, Controller and Chief Accounting Officer of GE Capital. Ms. Amble serves as a member of the board of directors of Booz Allen Hamilton Holding Corporation and Zurich Insurance Group. Ms. Amble also served as a director of Brown Forman Corporation and SG Americas Securities Holdings, LLC, a subsidiary of Société Générale S.A., during the last five years.

		Key Attributes, Experience and Skills:

		Ms. Amble has extensive experience in financial reporting, including experience with the rules and regulations of the SEC, based, in part, on her experience at Ernst Young, the Financial Accounting Standards Board, the General Electric Company and American Express. Ms. Amble also has experience in the areas of financial controls; Sarbanes-Oxley Act compliance; operations; risk management; six sigma quality; and corporate governance.

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Name	Age	Position, Principal Occupation, Business Experience and Directorships

George W. Bodenheimer	59	Mr. Bodenheimer has been a director since September 2013.

		From December 2018 to March 2019, Mr. Bodenheimer was the Acting Chair of ESPN, Inc., the multimedia, multinational sports entertainment company. Mr. Bodenheimer retired in May 2014 as Executive Chairman of ESPN, Inc. He was Executive Chairman of ESPN, Inc. from January 2012 until May 2014. He served as Co-Chairman of Disney Media Networks from April 2004 until January 2012 and as President of ABC Sports from March 2003 until January 2012. Mr. Bodenheimer was named President of ESPN in November 1998, a position he held until January 2012. Mr. Bodenheimer joined ESPN in 1981 and served in a variety of senior sales and marketing positions prior to his appointment as President. Mr. Bodenheimer serves as a member of the board of directors of Under Armour, Inc.

		Key Attributes, Experience and Skills:

		Mr. Bodenheimer has extensive experience in: marketing, promoting and producing sports and entertainment programming, including live major sporting events; identifying emerging sports properties; and assessing on-air and executive talent. Mr. Bodenheimer also has unique experience in evaluating and assessing the desirability of sports properties that are likely to be attractive to both the core demographics of our subscriber base and other segments of our existing and targeted customer base. The board of directors believes this experience is a significant asset to our company.
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Name	Age	Position, Principal Occupation, Business Experience and Directorships

Mark D. Carleton	57	Mr. Carleton has been a director since December 2014.

		Mr. Carleton has been the Chief Financial Officer of Liberty Media Corporation (“Liberty Media,” which term includes its predecessors), Liberty Broadband Corporation (“Liberty Broadband”) and Liberty Interactive Corporation (“Liberty Interactive”) (now known as Qurate Retail, Inc.) since October 2016, and served as the Chief Development Officer of Liberty Media, Liberty Broadband and Liberty Interactive from January 2016 until October 2016. Mr. Carleton was also the Chief Development Officer of Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor”) from January 2016 to September 2016. Mr. Carleton served as Senior Vice President of Liberty Media from December 2003 to December 2015, Liberty Interactive from November 2014 to December 2015 and Liberty Broadband from October 2014 to December 2015. Prior to joining Liberty Media, Mr. Carleton was a partner at KPMG LLP from 1993 to 2003, where he also served as a member of KPMG LLP’s Board of Directors. Mr. Carleton previously served as a director of Sirius XM Radio Inc. from January 2013 to September 2013. Mr. Carleton currently serves as a director of Live Nation Entertainment, Inc. and Barnes & Noble, Inc. Mr. Carleton also served on the boards of directors of Air Methods Corporation and Ideiasnet during the last five years.

		Key Attributes, Experience and Skills:

		Mr. Carleton has extensive experience in the media, telecommunications and entertainment industries; this experience is very valuable in assessing and evaluating opportunities and our plans from both a short- and long-term perspective. He also brings to the board, among his other skills and qualifications, financial and accounting expertise acquired as the Chief Financial Officer of Liberty Media, Liberty Interactive and Liberty Broadband and as a partner at KPMG LLP. In addition, Mr. Carleton’s service on other public company boards has provided him with a number of skills, including experience in the areas of leadership development and succession planning, risk assessment, and stockholder and government relations.
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Name	Age	Position, Principal Occupation, Business Experience and Directorships

Eddy W. Hartenstein	67	Mr. Hartenstein has been a director since July 2008, has served as the chairman of our board from November 2009 to April 2013 and has served as our lead independent director since April 2013. From May 2005 until the closing of the merger with XM in July 2008, Mr. Hartenstein served as a director of XM.

		Mr. Hartenstein was the non-executive Chairman of the Board of Tribune Publishing, a leading diversified media company that included the Los Angeles Times, from August 2014 through January 2016. Mr. Hartenstein retired as the Publisher and Chief Executive Officer of the Los Angeles Times in August 2014, a position he held since August 2008. In addition, Mr. Hartenstein served as Co-President of the Tribune Company from October 2010 to May 2011 and as President and Chief Executive Officer from May 2011 until January 2013. In December 2008, the Tribune Company filed for Chapter 11 bankruptcy protection and, under his leadership, emerged in December 2012. Mr. Hartenstein was Vice Chairman and a member of the board of directors of The DIRECTV Group, Inc. (formerly Hughes Electronics Corporation), a television service provider, from December 2003 until his retirement in December 2004. He served as Chairman and Chief Executive Officer of DIRECTV, Inc. from late 2001 through 2004 and as President of DIRECTV, Inc. from its inception in 1990 to 2001. Previously, Mr. Hartenstein served in various capacities for Hughes Communications, Inc., a provider of satellite-based communications, Equatorial Communications Services Company, a provider of telephony and data distribution services, and NASA’s Jet Propulsion Laboratory, the lead U.S. center for robotic exploration of the solar system. Mr. Hartenstein also serves as a member of the board of directors of tronc, Inc., Broadcom Limited and TiVo Corporation (and Rovi Corporation prior to its merger with TiVo Corporation). Mr. Hartenstein served as a director of SanDisk Corporation, Yahoo! Inc. and The City of Hope during the last five years.

		Key Attributes, Experience and Skills:

		Mr. Hartenstein has extensive experience in building, managing, marketing and operating satellite and subscription services. He brings direct and highly relevant expertise to the board in such areas as the construction and procurement of satellites, managing a large consumer subscriber base, consumer marketing, and the design and implementation of systems necessary to support a growing and dynamic consumer-oriented business.
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Name	Age	Position, Principal Occupation, Business Experience and Directorships

James P. Holden	66	Mr. Holden has been a director since August 2001.

		From October 1999 until November 2000, Mr. Holden was the President and Chief Executive Officer of DaimlerChrysler Corporation, one of the world’s largest automakers. Prior to being appointed President in 1999, Mr. Holden held numerous senior positions within Chrysler Corporation during his 19-year career at that company. Mr. Holden is the Lead Director of Speedway MotorSports, Inc., the Lead Director of Snap-On Incorporated and a member of the board of directors of Elio Motors, Inc.

		Key Attributes, Experience and Skills:

		Mr. Holden has spent his career in the automotive business, a key market for our services. Mr. Holden’s perspective on, and knowledge of, the inner workings, business and product planning processes in the automotive industry are significant assets to the board.
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Name	Age	Position, Principal Occupation, Business Experience and Directorships

Gregory B. Maffei	57	Mr. Maffei has been a director since March 2009 and has served as the chairman of our board since April 2013.

		He has served as a director and the President and Chief Executive Officer of Liberty Media Corporation (including its predecessor) since May 2007, Liberty Broadband since June 2014 and GCI Liberty, Inc. since March 2018. He has served as a director, the President and Chief Executive Officer of Liberty TripAdvisor Holdings, Inc. since July 2013 and as its Chairman of the Board since June 2015. Mr. Maffei has served as Chairman of the Board of Liberty Interactive Corporation (now known as Qurate Retail, Inc.) since March 2018, the President and Chief Executive Officer of Liberty Interactive Corporation (including its predecessor) from February 2006 until March 2018 and as director since November 2005. He also served as its CEO-Elect from November 2005 through February 2006. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, as Chairman, Chief Executive Officer and President of 360networks Corporation and as Chief Financial Officer of Microsoft Corporation. Mr. Maffei has served as (i) the Chairman of the Board of Liberty Interactive Corporation (now known as Qurate Retail, Inc.) since March 2018, (ii) the Chairman of the Board of Liberty TripAdvisor, Inc. since February 2013, (iii) the Chairman of the Board of Live Nation Entertainment, Inc. since March 2013 and a director since February 2011, (iv) a director of Charter Communications, Inc. since May 2013, (v) a director of Zillow Group, Inc. since February 2015, having previously served as a director of its predecessor, Zillow Inc., from May 2005 to February 2015, (vi) the Chairman of the Board of Pandora Media, Inc. since September 2017, and (vii) a director of GCI Liberty, Inc. since March 2018. Mr. Maffei served as a director of (i) Electronic Arts Inc. from June 2003 to July 2013, (ii) Barnes & Noble, Inc. from September 2011 to April 2014, and (iii) as the Chairman of the Board of Directors of Starz from January 2013 to December 2016.

		Key Attributes, Experience and Skills:

		Mr. Maffei brings to the board significant financial and operational experience based on his senior policy-making positions at Liberty Media, Liberty Interactive, Liberty TripAdvisor, Liberty Broadband, Oracle, 360networks and Microsoft. He also provides the board with an executive leadership perspective on the operations and management of large public companies, including companies in the technology, media and telecommunications space. The board also benefits from his extensive public company board experience.
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Name	Age	Position, Principal Occupation, Business Experience and Directorships

Evan D. Malone	47	Dr. Malone has been a director since May 2013.

		Dr. Malone has served as President of NextFab Studio, LLC, a high-tech workshop offering technical training, consulting, and product design and prototyping services, since June 2009 and has been an engineering consultant for over five years. Since January 2008, Dr. Malone has served as the owner and manager of a real estate property and management company, 1525 South Street LLC. During 2008, Dr. Malone also served as a post-doctoral research assistant at Cornell University and an engineering consultant with Rich Food Products, a food processing company. Dr. Malone has served as co-owner and director of Drive Passion PC Services, CC, an Internet café, telecommunications and document services company, in South Africa since 2007 and served as an applied physics technician for Fermi National Accelerator Laboratory, part of the national laboratory system of the Office of Science, U.S. Department of Energy, from 1999 until 2001. He also is a founding member of Jet Wine Bar, LLC, a wine bar, and Rex 1516, a restaurant, both in Philadelphia. Dr. Malone serves as president of the Malone Family Foundation and of the NextFab Foundation, and as an officer of the Malone Family Land Preservation Foundation. Dr. Malone has served as a director of Liberty Media since September 2011 and has served as a director of Liberty Interactive since August 2008.

		Key Attributes, Experience and Skills:

		Dr. Malone brings an applied science and engineering perspective to the board. Dr. Malone’s unique perspectives assist the board in adapting to technological changes facing the audio entertainment industry. His entrepreneurial experience also provides the board valuable insights in evaluating opportunities in existing, new and emerging technologies.
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Name	Age	Position, Principal Occupation, Business Experience and Directorships

James E. Meyer	63	Mr. Meyer has served as our Chief Executive Officer since December 2012 and has been a director since January 2013.

		Previously, Mr. Meyer was our President, Operations and Sales. Prior to joining us in May 2004, Mr. Meyer was the President of Aegis Ventures, a general management consulting company. Before Aegis, he held a number of senior management positions in consumer electronics over a 25 year period, including as the Senior Executive Vice President of Digital Media Solutions of Thomson, a worldwide leader in consumer electronics. Prior to joining Thomson, Mr. Meyer held senior management positions at General Electric and RCA. Mr. Meyer is Chairman of the Board of Directors and a director of TiVo Corporation (and Rovi Corporation prior to its merger with TiVo Corporation) and a director of Pandora Media, Inc.

		Key Attributes, Experience and Skills:

		As our Chief Executive Officer, Mr. Meyer is responsible for setting and executing the goals and strategies related to our business. Mr. Meyer provides the board not only with a knowledge of our day-to-day operations, but also with the essential experience, insight and expertise that can be provided only by a person who is intimately involved in running our business. His ability as a director to share his views during the board’s deliberations is of significant benefit to the other members of the board of directors.
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Name	Age	Position, Principal Occupation, Business Experience and Directorships

James F. Mooney	63	Mr. Mooney has been a director since July 2003.

		Mr. Mooney is the Chief Executive Officer of Four Horsemen Consulting Group. Mr. Mooney was a director and chairman of the board of directors of Virgin Media Inc., a U.K. entertainment and communications business, from March 2003 until June 2013. From December 2004 to December 2007, Mr. Mooney was the chairman of the board of directors of RCN Corporation, a provider of bundled telephone, cable and high speed internet services. From April 2001 to September 2002, Mr. Mooney was the Executive Vice President and Chief Operating Officer of Nextel Communications Inc., a provider of wireless communications services. From January 2000 to January 2001, Mr. Mooney was the Chief Executive Officer and Chief Operating Officer of Tradeout Inc., an asset management firm owned jointly by General Electric Capital, Ebay Inc. and Benchmark Capital. From March 1999 to January 2000, Mr. Mooney was the Chief Financial Officer/Chief Operating Officer at Baan Company, a business management software provider. From 1980 until 1999, Mr. Mooney held a number of positions with IBM Corporation, including Chief Financial Officer of the Americas. Mr. Mooney is the Chairman of the Archdiocese of New York for Central Westchester, a member of the board of St. Thomas Aquinas College and a member of the Board of Advisors for the University of Notre Dame. Mr. Mooney was previously a member of the board of directors of Sidera Networks, LLC, a provider of high capacity communications services to carrier and enterprise customers.

		Key Attributes, Experience and Skills:

		Mr. Mooney has had a varied career in industries ranging from computer products to telecommunications, including relevant experience in subscriber-based businesses. His diverse experience is useful in our business planning process, and in analyzing subscriber trends, marketing opportunities, personnel and our long-term business plans.
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Name	Age	Position, Principal Occupation, Business Experience and Directorships

Michael Rapino	52	Mr. Rapino has been a director since January 2018.

		Mr. Rapino has been the President and Chief Executive Officer of Live Nation Entertainment, Inc. (“Live Nation”) since 2005 and serves on its board of directors. Live Nation is the world’s leading live entertainment company comprised of: Ticketmaster, Live Nation Concerts, and Live Nation Media & Sponsorship.

		Key Attributes, Experience and Skills:

		Mr. Rapino is a leading figure in the music industry and brings to the board of directors extensive experience in marketing and promoting live entertainment, especially musical entertainment.
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Name	Age	Position, Principal Occupation, Business Experience and Directorships

Carl E. Vogel	60	Mr. Vogel has been a director since April 2011.

		Mr. Vogel is a private investor and an industry advisor for Kohlberg Kravis Roberts & Co. LP. Mr. Vogel is also a member of the board of directors of Dish Network Corporation, a satellite television provider, and a senior advisor to its Chairman. He served as President of Dish Network Corporation from September 2006 until February 2008 and served as its Vice Chairman from June 2005 until March 2009. From October 2007 until March 2009, Mr. Vogel served as the Vice Chairman of the board of directors of, and as a Senior Advisor to, EchoStar Communications Corporation. From 2001 until 2005, Mr. Vogel served as the President and Chief Executive Officer of Charter Communications Inc., a cable television and broadband services provider. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for companies affiliated with Liberty Media. Mr. Vogel is a member of the board of directors and corporate governance committee of Shaw Communications, Inc., a diversified communications company providing broadband cable and direct-to-home satellite services in Canada, and a member of the board of directors and audit committee of Universal Electronics, Inc., a provider of wireless control technology for connected homes. He is also a member of the board of directors, chairman of the audit committee, and a member of the compensation committee of AMC Networks, Inc., a provider of cable television programming. Mr. Vogel also served as a director of Ascent Media Corporation, Inc. during the last five years.

		Key Attributes, Experience and Skills:

		Mr. Vogel has extensive experience as a leader in media and subscription businesses, including in many companies and ventures with operations that are directly related and complementary to our business, such as Dish Network, Charter Communications, Shaw Communications and AMC Networks. In addition, his experience as a chief executive officer, private equity advisor and investor is useful in, and provides the directors a valuable perspective on, the board’s evaluation of media industry trends and opportunities, the assessment of executive talent, and the consideration of strategic acquisitions and alternatives.
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Name	Age	Position, Principal Occupation, Business Experience and Directorships

David M. Zaslav	58	Mr. Zaslav has been a director since May 2013.

		Mr. Zaslav has been the President and Chief Executive Officer of Discovery Communications, Inc., one of the largest nonfiction media companies in the world, since January 2007 and a director since September 2008. Mr. Zaslav served as President, Cable & Domestic Television and New Media Distribution of NBC Universal, Inc., a media and entertainment company, from May 2006 to December 2006. Mr. Zaslav served as Executive Vice President of NBC and President of NBC Cable, a division of NBC, from October 1999 to May 2006. Mr. Zaslav also serves on the boards of Lions Gate Entertainment, the National Cable & Telecommunications Association, The Cable Center, Center for Communication, Skills For America’s Future, Grupo Televisa, Partnership for New York City and USC Shoah Foundation. He is also a member of the Board of trustees for The Paley Center for Media and the Mt. Sinai Medical Center.

		Key Attributes, Experience and Skills:

		Mr. Zaslav, as the Chief Executive Officer of Discovery Communications and through his prior work in television, has developed a deep understanding of the media and entertainment industry. This experience, together with his general management expertise, positions him as a valued presence on our board of directors to assist us in evaluating programming and marketing opportunities and trends in the audio entertainment industry.

The board of directors recommends a vote “FOR” the election of each of the nominees named above.

What are the responsibilities of the board of directors?

The business and affairs of our company are managed under the direction of our board of directors. Our board, among other things, oversees senior management selection, monitors overall corporate performance and ensures the integrity of our financial controls. Our board of directors also oversees our strategic and business planning processes.

How are nominees for the board of directors selected?

Our Nominating and Corporate Governance Committee reviews possible candidates to be directors and is responsible for overseeing matters of corporate governance, including the evaluation of performance and practices of the board of directors, the board’s committees, management succession plans and executive resources. The Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, for potential director nominees. Such suggestions, together with appropriate biographical and other information required pursuant to our By-laws, should be submitted to our Corporate Secretary, Sirius XM Holdings Inc., 1290 Avenue of the Americas, 11th Floor, New York, New York 10104. Candidates who are suggested by our stockholders are evaluated by the Nominating and Corporate Governance Committee in the same manner as are other potential candidates to be directors.

In its assessment of each potential candidate, including those recommended by stockholders, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties, and

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(b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and related industries, independence of thought and ability to work collegially. The Nominating and Corporate Governance Committee also may consider the extent to which a candidate would fill a present need on the board of directors. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be qualified to be a director and may ask the candidate to meet with other directors and management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the board that candidate’s nomination as a director.

Upon the recommendation of Mr. Maffei and, following the Nominating and Corporate Governance Committee’s review, consideration, discussion and evaluation, the Nominating and Corporate Governance Committee recommended and, on January 23, 2018, the board unanimously appointed Mr. Rapino to serve on our board effective as of the same date.

What is the board’s leadership structure?

Gregory B. Maffei is the Chairman of our board of directors. The Chairman of our board organizes the work of the board and ensures that the board has access to sufficient information to enable the board to carry out its functions, including monitoring our performance and the performance of management. The Chairman, among other things, presides over meetings of the board of directors, establishes the agenda for each meeting of the board in consultation with our Chief Executive Officer, oversees the distribution of information to directors, and performs other duties or assignments as agreed with either the board of directors or our Chief Executive Officer. The board of directors has determined that it is currently in our best interests to separate the Chairman of the board position and the Chief Executive Officer position because it allows the Chief Executive Officer to focus on our day-to-day business, including risk management, while allowing the Chairman of the board to lead the directors and assist the board in its fundamental role of providing advice to, and oversight of, management. Further, the board recognizes that the Chief Executive Officer position requires a significant dedication of time, effort, and energy. Our Corporate Governance Guidelines (the “Guidelines”) do not establish this approach as a policy, but as a matter that is considered from time-to-time.

Does the board have a lead independent director?

Liberty Media beneficially owns, directly and indirectly, over 70% of our outstanding common stock. In light of that control relationship, the board of directors believes it is appropriate, and a matter of good corporate governance, to designate a director to serve as the lead independent director. The board has designated Eddy W. Hartenstein, the former Chairman of our board of directors, to serve as the lead independent director. The lead independent director coordinates the activities of the other independent directors and performs such other duties and responsibilities as the board of directors determines.

Are all of the directors required to be independent?

Liberty Media beneficially owns, directly and indirectly, over 70% of our outstanding common stock entitled to vote for the election of directors. As a result, we are considered a “controlled company” and are accordingly exempt from certain corporate governance requirements of The NASDAQ Global Select Market (“NASDAQ”) Rules including, among other items, the requirement that our board of directors be comprised of a majority of independent directors, that we have a compensation committee comprised of independent directors and that director nominations are recommended by the independent members of the board of directors or a nominating committee composed of independent directors. We rely on these exemptions available to a controlled company with respect to the independence requirement of our compensation committee and our nominating committee.

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The controlled company exemption does not extend to the audit committee independence requirements. Accordingly, our audit committee will continue to be comprised solely of directors meeting the independence standards under the applicable NASDAQ listing standards, Section 10A(m)(3) of the Exchange Act and our Guidelines.

How does the board determine which directors are considered independent?

Our board reviews the independence of our directors annually. The provisions of our Guidelines regarding director independence meet, and in some areas exceed, the listing standards of NASDAQ. A copy of the Guidelines is available on our website at http://investor.siriusxm.com.

The Nominating and Corporate Governance Committee undertook a review of director independence in March 2018. As part of this review, the Committee reviewed with our Corporate Secretary questionnaires submitted by directors. These questionnaires disclose transactions and relationships between each director or members of his or her immediate family, on one hand, and us, other directors, members of our senior management and our affiliates, on the other hand.

Based on this review, the Nominating and Corporate Governance Committee determined that all of our directors and nominees are independent under the standards set forth in our Guidelines and the applicable NASDAQ listing standards, with the exception of:

●	James E. Meyer, our Chief Executive Officer;

●	Gregory B. Maffei and Mark D. Carleton, each of whom is an employee of Liberty Media; and

●	Evan D. Malone, whose father is the Chairman of Liberty Media.

With respect to George W. Bodenheimer, the board evaluated the ordinary course transactions during the last three years between us and ESPN and found that the amounts paid by us to ESPN did not preclude finding Mr. Bodenheimer independent. The board also considered the ordinary course transactions during the last three years between us and FanDuel, Inc., a private company of which Carl E. Vogel is the Chairman of the Board of Directors, and concluded that the amounts paid to us by FanDuel did not preclude finding Mr. Vogel independent. In the case of Michael Rapino, the directors evaluated the ownership relationship between Liberty Media and Live Nation, including the fact that Mr. Carleton is a director and Mr. Maffei is the Chairman of the Board of Live Nation, and the ordinary course transactions between us and Live Nation. The board concluded that Mr. Rapino did not have any relationships that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out his responsibilities as a director.

The board has determined that a majority of the members of the Compensation Committee meet the independence standards under the applicable NASDAQ listing standards and our Guidelines and qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” to the extent applicable regarding “performance-based compensation” under the former Section 162(m) of the Internal Revenue Code of 1986, as amended, paid pursuant to certain pre-November 2, 2017 contractual arrangements. The board has determined that a majority of the members of the Nominating and Corporate Governance Committee meet the independence requirements mandated by NASDAQ applicable to serving on the Nominating and Corporate Governance Committee and our Guidelines.

The board has also determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the applicable NASDAQ listing standards, Section 10A(m)(3) of the Exchange Act and our Guidelines.

Our independent directors meet regularly in executive sessions.

What are the current standing committees of the board of directors and who are the members of these committees?

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. From time to time the board may also form ad hoc committees.

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Copies of the current charters for the Audit Committee and the Nominating and Corporate Governance Committee are available on our website at http://investor.siriusxm.com. The Compensation Committee has not adopted a charter.

The following table shows the current members and chair of each committee and the principal functions performed by each committee:

Committee	Functions
Audit Members: Joan L. Amble* Eddy W. Hartenstein Vanessa A. Wittman

●  Selects our independent registered public accounting firm

●  Reviews reports of our independent registered public accounting firm

●  Reviews and approves the scope and cost of all services, including all non-audit services, provided by the firm selected to conduct the audit

●  Monitors the effectiveness of the audit process

●  Reviews the adequacy of financial and operating controls, including our cyber security efforts

●  Monitors our corporate compliance program

●  Monitors our policies and procedures for enterprise risks

Compensation Members: George W. Bodenheimer Mark D. Carleton James P. Holden Carl E. Vogel*	● Reviews our senior management compensation policies and strategies ● Oversees and evaluates our overall compensation structure and programs

Nominating and Corporate Governance Members: Gregory B. Maffei James F. Mooney* Carl E. Vogel David M. Zaslav

●  Develops and implements policies and practices relating to corporate governance

●  Reviews and monitors the implementation of our policies and procedures related to the selection of director candidates

●  Assists in developing criteria for open positions on the board of directors

●  Reviews background information on potential candidates for directors and makes recommendations to the board of directors

●  Makes recommendations to the board of directors with respect to committee assignments

*	Chair

How often did the board and its committees meet during 2017?

During 2017, there were eight meetings of our board of directors, six Audit Committee meetings, three Compensation Committee meetings and two Nominating and Corporate Governance Committee meetings. Each director nominee attended 75% or more of the total number of meetings of the board and meetings held by committees on which he or she served.

Directors are also encouraged to attend the annual meeting of stockholders. Mr. Meyer attended our 2017 annual meeting of stockholders.

How can stockholders communicate with the board of directors?

Stockholders may communicate directly with our board of directors, or specified individual directors, according to the procedures described on our website at http://investor.siriusxm.com under “Corporate Governance—Contact Our Board.”

Our Corporate Secretary reviews all correspondence to our directors and forwards to the board a summary and/or copies of any such correspondence that, in the opinion of the Corporate

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Secretary, deals with the functions of the board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review all correspondence received by us that is addressed to members of our board.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by us, our board of directors and the Audit Committee regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are available upon written request to our Corporate Secretary.

Compensation Committee Interlocks and Insider Participation

Mr. Bodenheimer, Mr. Carleton, Mr. Holden and Mr. Vogel served as members of the Compensation Committee during 2017. None of the members of the Compensation Committee is or has been an executive officer of our company, and no director who served on the Compensation Committee during 2017 had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of our company or as a member of the Compensation Committee during 2017.

Director Compensation Table for 2017

The following table provides compensation information for the year ended December 31, 2017 for each of our non-employee directors. Directors who are employees do not receive compensation for their services as directors.

Name	Fee Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2)(3) ($)	All Other Compensation(4) ($)	Total ($)
Joan L. Amble(5)	130,000	64,998	35,041	278	230,317
George W. Bodenheimer(5)	100,000	64,998	35,041	278	200,317
Mark D. Carleton	100,000	64,998	35,041	278	200,317
Eddy W. Hartenstein	150,000	64,998	35,041	278	250,317
James P. Holden	100,000	64,998	35,041	6,183	206,222
Gregory B. Maffei	150,000	64,998	35,041	278	250,317
Evan D. Malone	100,000	64,998	35,041	278	200,317
James F. Mooney	110,000	64,998	35,041	4,143	214,182
Carl E. Vogel	120,000	64,998	35,041	278	220,317
Vanessa A. Wittman	100,000	64,998	35,041	278	200,317
David M. Zaslav	100,000	64,998	35,041	278	200,317

(1)	The aggregate grant date fair values of stock awards were computed in accordance Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation (excluding estimated forfeitures). The assumptions used in the valuation are discussed in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017. On May 19, 2017, non-employee directors were each awarded 13,374 restricted stock units with a grant date value of $64,998. At December 31, 2017, the aggregate number of unvested restricted stock units and dividend equivalent units outstanding for each of Ms. Amble, Mr. Bodenheimer, Mr. Carleton, Mr. Hartenstein, Mr. Maffei, Dr. Malone, Mr. Vogel, Ms. Wittman and Mr. Zaslav was 13,424. At December 31, 2017, the aggregate number of unvested restricted stock units and dividend equivalent units outstanding for Mr. Holden was 158,144 and for Mr. Mooney was 108,144.

(2)	The aggregate grant date fair values of stock option awards were computed in accordance FASB ASC 718, Compensation—Stock Compensation (excluding estimated forfeitures). The assumptions used in the valuation are discussed in Note 14 to our audited consolidated financial
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statements in our Annual Report on Form 10-K for the year ended December 31, 2017. On May 19, 2017, non-employee directors were each awarded 36,600 options at an exercise price of $4.86 per share with a grant date fair value of $35,041.

(3)	At December 31, 2017, the aggregate number of option awards outstanding for each non-employee director was as follows: Ms. Amble—1,109,818; Mr. Bodenheimer—282,374; Mr. Carleton—228,734; Mr. Hartenstein—541,608; Mr. Holden—542,677; Mr. Maffei—809,818; Dr. Malone—302,893; Mr. Mooney—415,944; Mr. Vogel—439,593; Ms. Wittman—337,798; and Mr. Zaslav—230,721.

(4)	Represents the fair market value of dividend equivalent restricted stock units accrued during 2017. Dividends were not factored into the grant date fair value of the previously disclosed awards of restricted stock units to the directors.

(5)	During 2017, Ms. Amble contributed her $130,000 cash director fee and Mr. Bodenheimer contributed $100,000 of his cash director fee into the Sirius XM Holdings Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). During 2017, Ms. Amble recorded gains of $39,366 on her deferrals, and Mr. Bodenheimer recorded gains of $7,225 on his deferrals. As of December 31, 2017, Ms. Amble’s balance in the Deferred Compensation Plan was $306,667; and Mr. Bodenheimer’s balance was $107,225.

Mr. Rapino joined the board in January 2018.

As Chairman of the board of directors, in 2017, Mr. Maffei received an annual cash retainer of $150,000. Mr. Hartenstein, our lead independent director, also received an annual cash retainer of $150,000. The other non-employee members of our board of directors each received an annual cash retainer of $100,000. Each director who served as chair of a committee of the board of directors in 2017 received an additional annual cash retainer as follows: the Audit Committee chairwoman received $30,000; the Compensation Committee chairman received $20,000; and the Nominating and Corporate Governance Committee chairman received $10,000.

In addition, in 2017, each member received an equity-based award with a grant date value equal to approximately $35,000 in the form of options to purchase our common stock. The options are granted annually on the business day following each year’s annual meeting of stockholders. These options to purchase our common stock awarded to our non-employee directors vest over a three-year period, with one-third vesting on each anniversary of the date of grant. Each member also receives restricted stock units with a grant date value of approximately $65,000 annually on the business day following that year’s annual meeting of stockholders. Each restricted stock unit entitles the holder to one share of our common stock on the vesting date. These restricted stock units vest over a three-year period, with one-third vesting on each anniversary of the date of grant.

Directors may defer their annual cash retainer each year under the Sirius XM Holdings Inc. Deferred Compensation Plan. Participation in the Deferred Compensation Plan, and to what extent, is at each director’s discretion and there is no matching contribution from us. In 2017, Ms. Amble and Mr. Bodenheimer participated in the Deferred Compensation Plan. At the time of making a deferral election, directors designate the time and form of the distribution of deferrals to be made for the year to which that election relates. Distributions may occur earlier upon a change in control or a termination as a director, subject to certain conditions provided for under the Deferred Compensation Plan and Section 409A of the Internal Revenue Code. Directors have the opportunity to designate the investment funds to which the deferred amounts are credited. All investment gains and losses in a director’s account under the Deferred Compensation Plan are entirely based upon the investment selections made by the director. We have established a grantor (or “rabbi”) trust to facilitate payment of our obligations under the Deferred Compensation Plan.

Dividend equivalent units are granted to directors if, on any date while RSUs they hold are outstanding, we pay a dividend on our common stock (other than a dividend payable in common stock). The number of RSUs granted to the director are, as of the record date for such dividend payment, increased by a number of RSUs equal to: (a) the product of (x) the number of RSUs held by the director as of such record date, multiplied by (y) the per share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per share value

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of such dividend, as determined in good faith by us), divided by (b) the average closing price of a share of our common stock on NASDAQ on the twenty trading days preceding, but not including, such record date. Dividend equivalent units vest on the same terms as the related RSUs.

We also pay reasonable travel and accommodation expenses of directors in connection with their participation in meetings of the board and committees thereof.

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STOCK OWNERSHIP

Who are the principal owners of our stock?

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2018 by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. “Beneficial ownership” includes those shares a person has or shares the power to vote or transfer or has the right to acquire within sixty days of the measurement date. Based upon a Schedule 13D/A filed on November 3, 2014 by Liberty Media Corporation, the beneficial owner of the common stock listed below has sole investment and voting power with respect to these shares.

	Shares Beneficially Owned as of February 28, 2018
Name and Address of Beneficial Owner of Common Stock	Number	Percent
Liberty Media Corporation(1)	3,162,173,996	70.57%
12300 Liberty Boulevard
Englewood, CO 80112

(1)	The ownership percentage is based upon the information contained in a Schedule 13D/A filed on November 3, 2014 and a Form 4 filed on December 9, 2014 by Liberty Media Corporation and the actual number of shares outstanding, 4,481,093,699, as of February 28, 2018.

How much stock do our directors and executive officers own?

The following table shows the number of shares of common stock beneficially owned as of February 28, 2018 by each of our directors, each of our named executive officers and all of our directors and executive officers as a group.

	Number of Shares
	of Common Stock	Percent
Name of Beneficial Owner	Beneficially Owned(1)	of Class
Joan L. Amble	972,859	*
George W. Bodenheimer	145,415	*
Mark D. Carleton(2)	98,050	*
Eddy W. Hartenstein	404,649	*
James P. Holden	405,718	*
Gregory B. Maffei(2)	672,859	*
Evan D. Malone(2)	165,934	*
James F. Mooney(3)	288,085	*
Michael Rapino	—	*
Carl E. Vogel	302,634	*
Vanessa A. Wittman	200,839	*
David M. Zaslav	81,038	*
James E. Meyer	11,215,705	*
Scott A. Greenstein	73,580	*
David J. Frear(4)	11,846,313	*
Stephen R. Cook	6,328,266	*
Jennifer C. Witz	442,190	*
All Executive Officers and Directors as a Group (21 persons)	34,463,328	0.76%

*	Less than 1% of our outstanding shares of common stock.

(1)	These amounts include shares of common stock, restricted shares of common stock, restricted stock units, performance-based restricted stock units and unexercised stock options that the individuals hold or have the right to acquire within sixty days of February 28, 2018. Also included are the following numbers of shares of common stock acquired under and held in the Sirius XM Radio Inc. 401(k) Savings Plan as of February 28, 2018: Mr. Meyer—5,417 shares;
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Mr. Greenstein—73,580 shares; Mr. Frear—86,042 shares; Mr. Cook—10,999 shares; Ms. Witz—12,624 shares; and all other executive officers not shown above—73,060 shares. The amounts also include any dividend equivalent units accrued on their restricted stock units that they beneficially own or could beneficially own within sixty days of February 28, 2018.

(2)	Messrs. Carleton and Maffei are employees of Liberty Media, which beneficially owns 3,162,173,996 shares (or over 70%) of our common stock as of February 28, 2018, and they disclaim beneficial ownership of the shares owned by Liberty Media and its affiliates. Dr. Malone is a member of the board of directors of Liberty Media and also disclaims beneficial ownership of the shares owned by Liberty Media and its affiliates.

(3)	Includes 9,100 shares held as custodian for Mr. Mooney’s child.

(4)	Includes 1,900 shares held by Mr. Frear’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports filed pursuant to Section 16(a) of the Exchange Act and written representations furnished to us during our most recent fiscal year, we know of no director, executive officer or beneficial owner of more than 10% of our common stock who failed to file on a timely basis reports of beneficial ownership of our common stock as required by Section 16(a) of the Exchange Act.

GOVERNANCE OF THE COMPANY

How does the board of directors oversee our risk management process?

The board executes its oversight responsibility for risk management directly and through its committees, as follows:

●	The Audit Committee has primary responsibility for monitoring our internal audit, corporate, financial and risk management processes and overseeing our system of internal controls and financial reporting. The Audit Committee discusses specific risk areas throughout the year, including those that may arise from time to time and the measures taken by management to monitor and limit risks.

●	The Audit Committee receives regular reports throughout the year on matters related to risk management. At each regularly scheduled meeting, the Audit Committee receives reports from our (i) external auditor on the status of audit activities and findings and (ii) executive in charge of internal audit (who reports directly to the Audit Committee) on the status of the internal audit plan, audit results and any corrective action taken in response to internal audit findings.

●	We have a Compliance Officer who is in charge of our compliance with FCC related laws and regulations and training and monitoring compliance with those laws and regulations. Our Executive Vice President, General Counsel and Secretary reports to the Audit Committee throughout the year on information received via submissions to our compliance hotline and any changes or developments in compliance matters. Each quarter, our Chief Financial Officer reports to the board of directors on our performance and discusses how actual performance compares to our business plan and budget. Our executive officers report regularly to the board about the risks and exposures related to our business.

●	The other committees of the board of directors oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee assesses risks associated with our compensation policies and programs for executives.

●	The committees report to the board of directors at every regular board meeting on the topics discussed and actions taken at the most recent committee meeting. Our board of directors discusses the risks and exposures, if any, involved in the matters or recommendations of the committees, as necessary.
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●	Our board of directors also considers specific risk topics throughout the year, including risks associated with our business plan, litigation, operational efficiency, government regulation, physical facilities, information technology infrastructure, cybersecurity and capital structure, among many others. The board is informed about and regularly discusses our risk profile, including legal, regulatory and operational risks to our business.

What are our policies and procedures for related party transactions?

We have adopted a written policy and written procedures for the review, approval and monitoring of transactions involving the Company or its subsidiaries and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors or their immediate family members, or stockholders owning more than five percent of our common stock.

Our related person transaction policy requires:

●	that any transaction in which the Company is a participant, a related person has a material direct or indirect interest and which exceeds $120,000 (such transaction referred to as a “related person” transaction) and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by a committee of the board composed solely of independent directors who are disinterested or by the disinterested members of the board; and

●	that any employment relationship or transaction involving an executive officer and the Company must be approved by the Compensation Committee or recommended by the Compensation Committee to the board for its approval.

In connection with the review and approval or ratification of a related person transaction, management must:

●	disclose to the committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

●	advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

●	advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

●	advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NASDAQ and the Internal Revenue Code.

In 2017, there were no related party transactions that are required to be disclosed pursuant to the SEC rules and regulations.

In January 2018, we entered into an agreement with Liberty Media to license approximately 800 square feet of space and provide office services in one of our New York offices for use by Formula One, a subsidiary of Liberty Media. Liberty Media pays us an annual fee of $25,000 for the use of this space. The agreement was approved by our independent directors.

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What is the relationship between Sirius XM and Liberty Media Corporation?

In February and March 2009, we entered into several transactions to borrow up to $530 million from Liberty Media Corporation and its affiliates. All of these loans were repaid in cash in 2009.

As part of the transactions with Liberty Media, in February 2009, we entered into an investment agreement (the “Investment Agreement”) with Liberty Radio, LLC, an indirect wholly-owned subsidiary of Liberty Media. Pursuant to the Investment Agreement, we issued to Liberty Radio, LLC 12,500,000 shares of convertible preferred stock in partial consideration for the loan investments. The preferred stock was convertible into approximately 40% of our outstanding shares of common stock (after giving effect to such conversion).

In September 2012, Liberty Radio, LLC converted 6,249,900 shares of its preferred stock into 1,293,467,684 shares of our common stock. In January 2013, the Federal Communications Commission granted Liberty Media approval to acquire de jure control of us and Liberty Radio, LLC converted its remaining preferred stock into 1,293,509,076 shares of our common stock. As a result of these conversions of preferred stock and additional purchases of our common stock, Liberty Media then beneficially owned, directly and indirectly, over 50% of our outstanding common stock.

Three individuals who are affiliated with Liberty Media, either as executives or members of the board of directors of Liberty Media, are members of our board of directors. Gregory B. Maffei, the President and Chief Executive Officer of Liberty Media, is the Chairman of our board of directors.

As a result, Liberty Media has the ability to control our affairs, policies and operations, such as the appointment of management, future issuances of our common stock or other securities, the payment of dividends on our common stock, the incurrence of debt by us, amendments to our certificate of incorporation and by-laws and the entering into of extraordinary transactions, and their interests may not in all cases be aligned with the interests of other stockholders. In addition, Liberty Media can determine the outcome of all matters requiring general stockholder approval and has the ability to cause or prevent a change of control of our Company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our Company. The concentration of ownership could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our Company and might ultimately affect the market price of our common stock.

Does Sirius XM have corporate governance guidelines and a code of ethics?

Our board of directors adopted the Guidelines which set forth a flexible framework within which the board, assisted by its committees, directs our affairs. The Guidelines cover, among other things, the composition and functions of our board of directors, director independence, management succession and review, committee assignments and selection of new members of our board of directors.

Our board of directors has also adopted a Code of Ethics, which is applicable to all our directors and employees, including our chief executive officer, principal financial officer and principal accounting officer.

Our Guidelines and the Code of Ethics are available on our website at http://investor.siriusxm.com under “Corporate Governance” and in print to any stockholder who provides a written request for either document to our Corporate Secretary. If we amend or waive any provision of the Code of Ethics with respect to our directors, chief executive officer, principal financial officer or principal accounting officer, we will post the amendment or waiver at this location on our website.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis, or “CD&A,” describes and analyzes our executive compensation program for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers named in our Summary Compensation Table. We refer to these five officers throughout this CD&A and the accompanying tables as our “named executive officers.”

Executive Summary

The Compensation Committee is responsible for developing and maintaining a compensation program for our senior management, including our named executive officers. Our executive compensation program plays a key role in our operating and financial success. The Compensation Committee has strived to design our compensation program with great care, focusing first and foremost on the behaviors and performance that the program incentivizes. The Compensation Committee focuses on creating compensation programs that are competitive in the marketplace and designed to retain talent over the longer term, while holding executives accountable to the Company’s strategy and values. The Compensation Committee believes that our ability to attract and incentivize executive talent is essential to our long-term success, particularly in light of the competitive, regulatory and technological environments in which we operate.

The Compensation Committee continues to believe that it is important to remain flexible in terms of senior management compensation and that the interests of the Company and its stockholders is best served by regular evaluations of all aspects of our compensation structure and individually tailored compensation arrangements. Such regular evaluations ensure that our compensation programs do not include inadvertent incentives for our named executive officers to take inappropriate business risks by making decisions that may be in their interests but not in the best interests of our stockholders. Accordingly, the Compensation Committee discusses and evaluates our compensation program regularly, particularly the equity-based components of our compensation program, and may modify its practices, including with respect to the mix of securities that are included in our compensation program, to respond to market practices and other events and best serve the interests of our stockholders.

In 2017, the Compensation Committee did not engage an independent consulting firm to assist it in evaluating our compensation practices. In 2016, the Compensation Committee engaged Frederick W. Cook & Co., Inc., an independent consulting firm specializing in executive compensation and related corporate governance matters, to assess our equity-based compensation practices for our senior management. The Compensation Committee spent several months working with representatives of Frederick W. Cook & Co. Inc. comparing our equity-based compensation structure to other similarly situated companies with a view to improving and strengthening our program. As a result of this process, in 2016, the Compensation Committee modified our senior management compensation plan to reduce the reliance on stock options and add performance-based restricted stock units (“PRSUs”) with vesting tied directly to free cash flow performance targets established by the Compensation Committee.

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Do’s and Do Not’s of Executive Compensation

What We Do	✓	Where appropriate, grant performance-based restricted stock units to ensure that a majority of executive pay is tied to performance
	✓	Include clawback provisions in our executive employment agreements
	✓	Provide reasonable post-employment and change in control protections as retention tools
	✓	Include a “double-trigger” change in control provision in our Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan (the “2015 Plan”)
What We Don’t Do	✗	Include golden parachute excise tax gross-ups in employment agreements
	✗	Reprice underwater stock options
	✗	Provide excessive perquisites
	✗	Offer defined benefit pension plans or supplemental executive retirement plans

Result of 2017 Say-on-Pay Vote

At our annual meeting of stockholders in 2017 we held an advisory “say on pay” vote on the compensation of our named executive officers. Our stockholders overwhelmingly approved the compensation of our named executive officers, with almost 94% of our common stock that voted casting votes in favor of our say on pay resolution. The Compensation Committee considered the strong support of our stockholders expressed for our overall compensation programs and philosophy and determined that our programs continue to provide a competitive pay-for-performance package that effectively aligns the interests of our named executive officers with those of our stockholders. Accordingly, the Compensation Committee has not made any significant changes to the core elements of our compensation programs as a result of that vote.

At our annual meeting of stockholders in 2017 we also held a vote on the frequency with which we conduct our future advisory say on pay votes. Over 92% of our common stock that voted cast votes in favor of holding such votes every three years. As a result, the board adopted a policy of holding say on pay votes every three years, and the next such vote will be held at our 2020 annual meeting of stockholders.

Fiscal Year 2017 Business Highlights

We believe that the compensation program for our senior management, including our named executive officers, was an important tool in helping us deliver strong financial performance, strengthen our business and create value for our stockholders in 2017. We believe the compensation program for senior management is directly aligned with the interests of stockholders. Operating in an intensively competitive, and rapidly changing business and technological environment, our financial results exceeded our public guidance. Further, we believe that we remain

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well positioned to capitalize on opportunities and successfully address future business challenges. The following description highlights our successful financial and operating results for 2017:

Added approximately 1.56 million net new subscribers, resulting in a total of approximately 32.7 million subscribers at year end, an increase of approximately 4% as compared to 2016
Launched new channels, such as a Beatles channel and a Barstool Sports channel, and entered into agreements with the ACC, SEC, Pac-12 and ESPN to create new college sports channels that will enhance our college sports programming, as well as entered into an agreement with Kevin Hart to create a new comedy channel, renewed our agreements with NASCAR and Joe Madison, and hosted performances by Taylor Swift, the Eagles, Duran Duran and Guns N’ Roses for our subscribers
Introduced our new 360L platform that presents an adaptable user interface to our subscribers, allowing easier access to on demand content, more personalized programming and an improved display

(1)	In this CD&A, we use certain financial performance measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States of America (“Non-GAAP”). These Non-GAAP financial measures include adjusted EBITDA and free cash flow. We use these Non-GAAP financial measures and other performance metrics to manage our business, set operational goals and, in certain cases, as a basis for determining compensation for our employees. Please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Metrics—Glossary” section in our annual report for the fiscal year ended December 31, 2017 which accompanies this proxy statement for a discussion of such Non-GAAP financial measures, reconciliations to the most directly comparable GAAP measure and a discussion of these other performance metrics.
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Primary Objectives of our Compensation Programs

What our Executive Compensation Program Primarily Consists of and What it Aims to Achieve:	●	Consists primarily of three elements: (1) base salary; (2) performance-based discretionary annual bonus; and (3) long-term equity compensation.
	●	Provides a mix of fixed compensation and short- and long-term incentives.
	●	Serves as an effective means of attracting, retaining, rewarding, and motivating a talented, entrepreneurial and creative team of executives with the skills and experience necessary to achieve our business goals and enhance stockholder value.

Program Objectives

We strive to motivate, reward and retain highly qualified executives with the skills and experience necessary to provide leadership for our success. We provide compensation that is largely “at risk” and competitive with the various markets and industries in which we compete for talent. We also endeavor to develop executive compensation programs that are consistent with, explicitly linked to, and support our strategic objectives—growing our business while enhancing stockholder value.

We achieve these objectives through three primary compensation elements:

●	a base salary;

●	a performance-based discretionary annual bonus that constitutes the short-term incentive element of our program; and

●	time and performance-based equity awards that constitute the long-term incentive element of our program.

The value of equity-based awards represents a significant portion of our executives’ compensation, which is linked to the creation of long-term stockholder value.

Competitive Compensation Levels	●	The Compensation Committee believes that an executive compensation program comprised principally of the above-described three elements is consistent with programs adopted by companies with which we compete for executive talent.
	●	The program is structured to meet the requirements of the intensely competitive and rapidly changing environment in which we operate.
	●	The program ensures that executive officers are compensated in a manner that advances both the short- and long-term interests of our stockholders while not encouraging excessive risk-taking.
Compensation Mix	●	A significant proportion of the compensation for our named executive officers is performance-based and “at risk”—namely, the annual bonus and equity-based awards.
	●	We believe this pay mix motivates the named executive officers to deliver strong results and to achieve goals and objectives that support our business plan.
	●	Compensation in the form of, or based on the value of, our common stock incentivizes executives to enhance stockholder value.

For 2017, approximately 90% of our Chief Executive Officer’s direct compensation (defined as base salary, annual bonus and long-term incentive awards), and approximately 83% of the direct compensation for our other named executives officers, was “at risk,” as illustrated below. Long-term

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incentive compensation includes a pro rata portion of the equity compensation from 2017 and prior years that vests or compensates the employee during 2017.

How We Determine Executive Compensation

Processes and Compensation Decisions

The Compensation Committee does not attempt to set compensation levels (including the base salary, bonus and long-term incentive awards) for our senior management within a particular range related to levels established by reference to any specific peer group. The Compensation Committee does, however, monitor “best practices” and emerging trends in executive compensation, relies on the general business and industry knowledge and experience of its members, and uses informal market comparisons for specific positions as one of many factors in making compensation decisions. From time to time, the Compensation Committee also finds it useful to look at compensation levels at other companies controlled by Liberty Media in evaluating whether our compensation program as a whole, or individual compensation arrangements, are reasonable and within a competitive range. The Compensation Committee believes that it should retain discretion to adjust the compensation of a named executive officer from time to time to reward extraordinary performance, to reflect the assumption of additional responsibilities, the occurrence of unanticipated circumstances, and upon the negotiation of new employment agreements or the renewal of employment agreements. Any compensation or equity awards provided to the named executive officers are subject to clawback as may be required pursuant to any law or regulation.

In determining compensation element levels, including the size and potential award opportunity of equity-based awards, if any, for each named executive officer (other than the Chief Executive Officer), the Compensation Committee also consults with and considers the recommendations and input of Mr. Meyer, our Chief Executive Officer.

In making decisions with respect to a named executive officer’s compensation, the Compensation Committee considers the officer’s level of responsibility, experience and contributions and the size and mix of each element that forms the total compensation that may be awarded to the officer, including salary, bonus, long-term incentives, perquisites and other benefits. In addition, the Compensation Committee considers the other benefits to which the officer is entitled under the officer’s employment agreement, including compensation payable upon termination of employment. (Each named executive officer is employed pursuant to agreements described under “Potential Payments or Benefits Upon Termination or Change in Control—Employment Agreements” below.)

Each Element of Our Executive Compensation Program and How it Works

Our practices with respect to the key compensation elements (base salary, annual bonus, and long-term incentives), as well as other elements of compensation, are described below, followed by

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a discussion of the specific factors considered in determining the levels of these compensation elements for the named executive officers for 2017.

Base Salary

Base salaries for the named executive officers are determined consistent with the terms of their respective employment agreements. An executive’s base salary may be increased as part of the Compensation Committee’s annual review of executive base salaries or at other times if the Compensation Committee determines that an adjustment is warranted to more appropriately compensate an executive. The base salaries set forth in the employment agreements and any increases over these amounts are determined by the Compensation Committee based on a variety of factors, including:

Factors Affecting Base Salary Considerations	●	The nature and responsibility of the executive’s position and, to the extent available and deemed relevant, salary trends for persons in similar positions at comparable companies
	●	The expertise, demonstrated leadership, scope of responsibilities and job performance of the executive
	●	The executive’s total compensation, including other cash bonus awards and equity-based awards
	●	The competitiveness of the market for the executive’s services
	●	The desire to maintain internal pay equity among our executives with respect to base salaries

The Compensation Committee also considers the recommendations of our Chief Executive Officer (except as to his own compensation). The Compensation Committee believes that a competitive base salary is an important component of compensation by providing financial stability for the named executive officers. In setting base salaries, the Compensation Committee also believes that the amount of base salary should be a relatively smaller portion of each named executive officer’s overall compensation package as compared to the executive’s bonus and equity compensation, thereby aligning the interests of our executives more closely with those of our stockholders.

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Annual Incentives

	●	In considering bonuses, the Compensation Committee takes into consideration factors relevant to the Company’s and the executive’s performance, including numerous financial and operating metrics, without being limited by a purely formulaic approach
Annual Incentives – Annual Bonus	●	The Compensation Committee has historically awarded annual bonuses in cash, but may award bonuses in cash, restricted stock, RSUs, PRSUs, stock options or a combination thereof
	●	None of our named executive officers are entitled to a guaranteed or minimum annual bonus
	●	Annual bonuses approved by the Compensation Committee for 2017 were intended to achieve two objectives: (1) link compensation with corporate performance; and (2) reward our named executive officers based on individual performance and contributions to our success

To guide the Compensation Committee in determining annual bonus amounts for the named executive officers, in 2017 the Compensation Committee measured our performance using various criteria, such as increases in subscribers, revenue, and adjusted EBITDA as contained in our annual business plan and budget, which we publicly report. These measures were used by the Compensation Committee as one set of factors, along with other financial and operational metrics that the Compensation Committee deemed relevant, in evaluating annual bonus awards for the named executive officers. A more detailed description of the methodologies used by the Compensation Committee to determine the annual bonuses, and the amount of the bonuses to our named executive officers, is discussed below under the heading “Fiscal Year 2017 Pay Results—Payment of Performance-Based Discretionary Annual Bonuses for 2017” and are reflected in the “Bonus” column of the 2017 Summary Compensation Table.

Long-term Incentive Compensation

The Compensation Committee determines the level of long-term incentive compensation in conjunction with its review and approval of the total compensation to be provided to named executive officers and the objectives of our overall executive compensation program. The Compensation Committee’s current policy is generally to determine if any equity awards should be granted to the named executive officers as part of its annual review of executive compensation, with grants, if any, taking place following the release of quarterly or annual earnings. The Compensation Committee may also grant an equity award at the time of the renewal or renegotiation of an executive’s employment agreement.

Why Long-Term Incentives Are a Key Aspect of Our Executive Compensation Program

Long-term incentive awards have historically represented a significant portion of our named executive officers’ total compensation opportunity. These awards are delivered through equity-based compensation that vest over a multi-year period to provide the named executive officers with a continuing stake in our success, align their interests with those of our stockholders, inspire dynamic leadership, reward actions that create sustainable increases in stockholder value, and support our talent retention objectives through extended vesting requirements and forfeiture provisions.

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Our long-term equity grants generally consist of stock options, RSUs and PRSUs. In determining the mix between stock options, RSUs and PRSUs, the Compensation Committee considers the number of shares required for each of these types of awards to deliver the appropriate value to executives. The grants in 2017 generally followed the guidelines established by the Compensation Committee in 2016: 25% stock options; 25% RSUs, which will vest in installments over time; and 50% PRSUs, which will cliff vest after a multi-year performance period if the performance targets established by the Compensation Committee are achieved. The specific value of the options, RSUs and PRUSs granted was determined by the Compensation Committee, and other than with respect to the grants made to Mr. Meyer, with the assistance of our Chief Executive Officer. The PRSUs granted thus far are subject to achievement of a two-year, cumulative free cash flow target established by the Compensation Committee, measured over a two-year performance period. The Compensation Committee views free cash flow as a critical operating metric for us that is more effectively measured over a multi-year performance period. The settlement of PRSUs earned in respect of the applicable two-year performance period is generally subject to the grantee’s continued employment with us for an additional vesting period following the applicable performance period. We believe this feature serves as an effective retention tool.

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A summary of the terms applicable to grants of stock options, RSUs and PRSUs is set forth below:

Stock Options	RSUs	PRSUs
Stock options have an exercise price equal to the fair market value of our common stock on the date of grant, and therefore reward the executives only if the price of our stock increases after the date of grant	RSUs provide a more predictable retention device and align executive interests with stockholders, particularly in volatile equity markets. The value ultimately received by our executive officers as a result of the settlement of the RSUs is directly tied to our stock price on the date of settlement	PRSUs establish a clear connection between the compensation of our executives and the achievement of performance goals that are important for long-term value creation
Generally vest over a period of three or four years in equal annual installments and have a ten-year term	Vest on varying schedules. Some awards vest over a period of three or four years in equal installments, and others cliff vest at predetermined dates	Generally cliff vest three years from grant date, subject to achievement of specified performance criteria measured over the applicable performance period
Vesting is subject to the executive’s continued employment, incentivizing executives to remain with the Company and sustain increases in stockholder value over extended periods of time	Generally vest subject to the executive’s continued employment, incentivizing executives to remain with the Company and sustain increases in stockholder value over extended periods of time	In order for PRSUs to vest, our free cash flow must meet or exceed 80% of the performance target during the multi-year performance period. 100% of the PRSUs granted will vest upon achievement of 100% or more of the performance target. The PRSUs will vest, on an interpolated basis, in respect of achievement between 80% and 100% of the performance target. PRSUs, to the extent earned following the performance period, become non-forfeitable, subject to the executive’s continuous employment through an additional vesting period. The Compensation Committee retains the discretion to modify performance targets during the performance period and the vesting schedule of PRSUs
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Fiscal Year 2017 Pay Results

2017 Base Salary Decisions

During 2017, in connection with the promotion of Ms. Jennifer Witz to Executive Vice President, Chief Marketing Officer, the Compensation Committee increased her base salary from $475,000 to $650,000 and, in December 2017, increased it to $750,000.

In 2017, there were no base salary increases for Messrs. Meyer, Greenstein, Frear or Cook.

Payment of Performance-Based Discretionary Annual Bonuses for 2017

In January 2017, the Compensation Committee again adopted, under the 2015 Plan, a bonus program designed to qualify as “performance-based compensation” within the meaning of the then applicable Section 162(m) of the Internal Revenue Code (the “NEO Plan”). Pursuant to the NEO Plan, a pool for annual bonuses was established for our Chief Executive Officer and the other named executive officers, other than our Chief Financial Officer, consisting of 2.75% of our EBITDA for 2017. For purposes of the NEO Plan, EBITDA means earnings before interest, taxes, depreciation and amortization, calculated in accordance with generally accepted accounting principles, without giving effect to any adjustments for stock-based compensation or other recurring non-operating items, but subject to adjustment for extraordinary and non-recurring events. No amounts could be paid under the NEO Plan unless a threshold amount of EBITDA of $1,750 million was achieved. The maximum bonus that a named executive officer could receive under the NEO Plan was limited to a percentage of the pool (which percentages were not changed during the performance year) and could not exceed the cash equivalent of 75 million shares of our common stock (based on the closing price of our common stock as of the last trading day of 2017). For 2017, our Chief Executive Officer was eligible to receive a maximum of 30% of the pool, and the other named executive officers (other than our Chief Financial Officer) were each eligible to receive a maximum of 10% of the pool. Although the overall pool for 2017 was fully funded as a result of the EBITDA threshold being achieved, the Compensation Committee exercised its negative discretion and determined the aggregate bonus amounts payable to be approximately 24% of such pool. The NEO Plan was established solely to permit the deductibility of compensation paid to our named executive officers.

In connection with bonus awards with respect to 2017, the Compensation Committee carefully reviewed our performance against key metrics in our budget and business plan, including our efforts to increase subscribers, revenue, and adjusted EBITDA. Following its review of our 2017 performance, the Compensation Committee:

●	approved a cash pool for annual bonuses to be divided among our employees, other than our named executive officers and senior management;

●	reviewed the NEO Plan pool and exercised negative discretion, approving the individual annual bonus amounts awarded to each of the named executive officers under the NEO Plan;

●	reviewed and approved the payment to our Chief Financial Officer whose bonus amount was not included in the NEO Plan; and

●	reviewed and approved the payments to other members of our senior management who are not included as named executive officers in this proxy statement.

The actual amount of the bonus paid to each named executive officer was based on a combination of factors, including our 2017 corporate performance, their individual contributions and performance in their areas of responsibility and, with respect to all named executive officers other than himself, recommendations made by our Chief Executive Officer. Bonuses were not awarded or based upon pre-established performance measures that were communicated to the named executive officers in advance. Various specific factors taken into consideration in determining the bonus amounts for the named executive officers are set forth below. The bonus amount for our Chief Executive Officer is discussed below under the heading “2017 Compensation Snapshot: Compensation of Our Chief Executive Officer.”

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Mr. Greenstein was awarded a bonus for his contributions during the year, including:

●	continuing creative contributions to our programming;

●	continuing to enhance our programming, including launching new channels, such as a Beatles channel and a Barstool Sports channel, and entering into agreements with the ACC, SEC, Pac-12 and ESPN to create new college sports channels, as well as entering into an agreement with Kevin Hart to create a new comedy channel, renewing our agreements with NASCAR and Joe Madison, and hosting performances by Taylor Swift, the Eagles, Duran Duran and Guns N’ Roses for our subscribers;

●	streamlining and introducing efficiencies, including cost controls, into our programming operations;

●	managing and growing to record levels our advertising sales; and

●	understanding and analyzing customer satisfaction levels as they relate to our programming and content offerings.

Mr. Frear was awarded a bonus for his contributions during the year, including:

●	making regular on-going contributions as our Chief Financial Officer, including his role in managing our fixed and variable costs;

●	managing effectively and efficiently our stock buyback program, which increased from $10 billion to $12 billion;

●	assisting in completing our $480 million investment in Pandora Media, Inc.;

●	assisting in our acquisition of Automatic Labs Inc., a San Francisco-based provider of connected vehicle services;

●	supervising our satellite procurement efforts;

●	overseeing the recapitalization of Sirius XM Canada, a transaction that increased our voting interest to 33% and enhanced our economic interest from 37% to 70%; and

●	continuing to develop and manage our information technology systems.

Mr. Cook was awarded a bonus for his contributions during the year, including:

●	working with automakers to adopt a higher penetration rate of Sirius XM, including our new 360L technology, in various vehicles;

●	maintaining, nurturing and expanding our relationships with automakers and independent auto dealers;

●	continuing to lead our initiatives in the area of pre-owned vehicle sales;

●	assisting in the marketing and development of our connected vehicle services business through various automakers; and

●	developing and implementing programs to improve conversion and subscriber churn through OEM dealership activities.

Ms. Witz was awarded a bonus for her contributions during the year, including:

●	leading our marketing campaign that contributed to increasing our net self-pay subscribers by 1.56 million, or 6%, to reach 27.5 million at year end 2017;

●	continuing to focus on our customer retention efforts, resulting in a reduction in our subscriber churn rate from 1.9% in 2016 to 1.8% in 2017;

●	implementing subscriber rate increases and upsell strategies to grow revenue and improve average revenue per subscriber;

●	enhancing our digital self-care functionality and chat services, while also lowering our customer service and billing expenses; and

●	managing our marketing efforts across a broad range of media, including telemarketing, direct mail and email solicitations.
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Based on the foregoing, the Compensation Committee approved the specific annual bonus amounts set forth in the Summary Compensation Table under the “Bonus” column for each of the above named executive officers.

Long-Term Equity Grants for 2017

We make grants of equity-based compensation to incentivize our executives to continue providing meaningful and effective services to us. The long-term nature of the awards serves as our primary retention tool.

During 2017, our long-term equity grants generally consisted of stock options, RSUs and PRSUs. The grant date target value of the options, RSUs and PRSUs granted was determined by the Compensation Committee (with the assistance of our Chief Executive Officer). The number of stock options granted was equal to the total value of the executive’s individual stock option grant divided by the grant date fair value calculated under the Black-Scholes-Merton model. The number of RSUs and PRSUs granted was equal to the total target value of the executive’s individual RSU and PRSU grant divided by the per share closing price of our common stock reported on NASDAQ on the grant date of the executive’s award.

The grant date fair value of the awards is identified in the Summary Compensation Table under the “Stock Awards” and the “Option Awards” columns, and in the “Grants of Plan-Based Awards in 2017” table. The specific grants made to each executive are described below.

In February 2017, as part of the Compensation Committee’s annual review of our executive compensation, Mr. Cook was granted stock options and RSUs in an amount equal to $500,000 and $500,000, respectively. The vesting of these stock options and RSUs is generally subject to Mr. Cook’s continued employment through the applicable vesting date. We also granted PRSUs to Mr. Cook in an amount equal to $1,000,000. The PRSUs are eligible to vest based on achievement of the cumulative free cash flow target established by our board of directors for the performance period beginning January 1, 2017 and ending December 31, 2018. The vesting and settlement of the PRSUs earned in respect of this performance period is subject to Mr. Cook’s continued employment with us until February 2, 2020, at which time the PRSUs earned in respect of the performance period will vest and settle in shares of our common stock. These equity-based awards are further described under “Outstanding Equity Awards at Fiscal Year-End 2017.”

In August 2017, we entered into a new employment agreement with Ms. Witz to serve as our Executive Vice President, Chief Marketing Officer. We granted Ms. Witz stock options and RSUs in an amount equal to $625,000 and $625,000, respectively. The vesting of these stock options and RSUs is generally subject to Ms. Witz’s continued employment through the applicable vesting date. We also granted PRSUs to Ms. Witz in an amount equal to $1,250,000. The PRSUs are eligible to vest based on achievement of the cumulative free cash flow target established by our board of directors for the performance period beginning January 1, 2018 and ending December 31, 2019. The vesting and settlement of the PRSUs earned in respect of this performance period is subject to Ms. Witz’s continued employment with us until August 21, 2020, at which time the PRSUs earned in respect of the performance period will vest and settle in shares of our common stock. These equity-based awards are further described under “Outstanding Equity Awards at Fiscal Year-End 2017.”

There were no long-term equity grants made to Messrs. Meyer, Greenstein or Frear in 2017. Each of these executives previously received equity awards that were intended to cover a multi-year period.

Dividend Equivalent Units (“DEUs”) are granted to each executive if, on any date while RSUs or PRSUs are outstanding, we pay a dividend on our common stock (other than a dividend payable in common stock). The number of RSUs and PRSUs granted to the executive are, as of the record date for such dividend payment, increased by a number of RSUs or PRSUs, as applicable, equal to: (a) the product of (x) the number of RSUs or PRSUs held by the executive as of such record date, multiplied by (y) the per share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per share value of such dividend, as

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determined in good faith by us), divided by (b) the average closing price of a share of our common stock on NASDAQ on the twenty trading days preceding, but not including, such record date. DEUs are subject to the same vesting and other terms as the related RSUs or PRSUs, as applicable. All DEUs are granted pursuant to the terms of the 2015 Plan.

2017 Compensation Snapshot: Compensation of Our Chief Executive Officer

The material terms of Mr. Meyer’s employment agreement in effect in 2017 are described below under “Potential Payments or Benefits Upon Termination or Change in Control—Employment Agreements—James E. Meyer.”

The Compensation Committee believes that Mr. Meyer’s qualifications and experience are well suited to our needs, and that his compensation, including the base salary and equity components, is, taken as a whole, appropriate under the circumstances.

In February 2018, Mr. Meyer received a cash bonus of $7,750,000 in recognition of his performance and contributions in 2017, including:

Maintaining Sirius XM as one of the largest subscription-based media companies in the United States by increasing our net subscribers in 2017 by approximately 1.56 million, resulting in a total of approximately 32.7 million subscribers at year end, an increase of approximately 4% as compared to 2016
Increasing our 2017 revenue by 8% to $5.4 billion and increasing free cash flow by 3% to $1.56 billion
Achieving adjusted EBITDA growth of 13% to $2.12 billion
Overseeing over $1.4 billion of stock repurchases
Completing our $480 million investment in Pandora Media, Inc.
Consummating the recapitalization of Sirius XM Canada, which increased our voting interest to 33% and our economic interest from 37% to 70%
Acquiring Automatic Labs Inc., a San Francisco-based provider of connected vehicle services
Assuming the role of acting Chief Marketing Officer after the sudden loss of the executive performing that function
Managing our significant investments in research and development, including the introduction of our 360L platform that presents an adaptable user interface to our subscribers, allowing easier access to on demand content, more personalized programming and an improved display
Continuing to expand our ability to identify and acquire subscribers in certified pre-owned and other used vehicles and managing our investment in infrastructure in this area
Launching new channels, such as a Beatles channel and a Barstool Sports channel, and entering into agreements with the ACC, SEC, Pac-12 and ESPN to create new college sports channels, as well as entering into an agreement with Kevin Hart to create a new comedy channel, renewing our agreements with NASCAR and Joe Madison, and hosting performances by Taylor Swift, the Eagles, Duran Duran and Guns N’ Roses for our subscribers, and adding other compelling content to our services while managing programming expenses
Continuing to improve our customer care experience, including through enhancements to our Internet-based self-care functionality and chat services
Fostering a corporate culture based on quality, creativity, diversity, integrity and innovation

As part of its review of Mr. Meyer’s compensation, the Compensation Committee reviewed the principal terms of Mr. Meyer’s employment agreement in effect during 2017, including the provision relating to “target” annual bonuses. The Compensation Committee discussed: Mr. Meyer’s target

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bonus, as stated in his employment agreement in effect in 2017; his contributions in 2017 to our business results and continuing development of our long-term strategy; and, in their business judgment, the value of Mr. Meyer’s contribution to the Company and its stockholders in light of the market for chief executive officers of similar caliber and experience in the subscription broadcasting and entertainment industries. Based on, among other things, those factors, the Compensation Committee concluded that Mr. Meyer’s 2017 bonus would not be limited by the “target” bonus range set forth in his prior employment agreement.

Other Benefits Provided to Named Executive Officers

Retirement and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and a 401(k) savings plan, including a matching component for that plan. Our named executive officers are eligible to participate in all of our employee benefit plans on the same basis as other employees.

Our 401(k) savings plan allows eligible employees to voluntarily contribute from 1% to 50% of their pre-tax eligible earnings, subject to certain defined limits. We match 50% of an employee’s voluntary contributions per pay period on the first 6% of an employee’s pre-tax salary up to a maximum of 3% of eligible compensation. Employer matching contributions under the plan vest at a rate of 33.33% for each year of employment and are fully vested after three years of employment for all current and future contributions.

Deferred Compensation Plan

We also maintain the Sirius XM Holdings Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which provides a tax-efficient method for participants to defer certain portions of their compensation. A description of the Deferred Compensation Plan is included under “Non-Qualified Deferred Compensation.” The contributions, earnings and account balances for the named executive officers in the Deferred Compensation Plan are described in the “Non-Qualified Deferred Compensation” table.

Perquisites and Other Benefits for Named Executive Officers

The Compensation Committee supports providing other benefits to named executive officers that are almost identical to those offered to our other full time employees and are provided to similarly situated executives at companies with which we compete for executive talent.

Payments to Named Executive Officers Upon Termination or Change in Control

The employment agreements with our named executive officers provide for severance payments upon an involuntary termination of employment without “cause” or a termination of employment for “good reason” (as each term is defined in their employment agreement). These arrangements vary among executives due to individual negotiations. The material terms of these arrangements are described under “Potential Payments or Benefits Upon Termination or Change in Control—Employment Agreements.” None of the employment agreements for the named executive officers provide for any special payments solely due to a change in control. Under the terms of both the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan and the 2015 Plan (collectively, the “Plans”), if the employment of any of our named executive officers is terminated by us without cause, or by the executive for good reason, within two years following a change in control, then in accordance with the Plans, their equity awards are subject to accelerated vesting.

We believe that these severance arrangements appropriately mitigate some of the risk that exists for executives working in our highly competitive industry. These arrangements are intended to retain qualified executives who could have other job alternatives that may appear to them, in the absence of these arrangements, to be less risky, and such arrangements allow the executives to focus exclusively on our interests.

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Fiscal Year 2018 Compensation Considerations

The Compensation Committee plans to review our executive compensation program in 2018 with a view to ensuring that it continues to provide the correct incentives and is properly sized given the scope and complexity of our business and the competition we face.

In 2018, we intend to continue incorporating PRSUs into grants of equity-based awards to our named executive officers when appropriate. The specific mix of stock options, RSUs and PRSUs granted will be determined by the Compensation Committee with the assistance of our Chief Executive Officer and by using their collective informed judgment, taking into account the executive’s role and responsibilities and our overall performance.

In previous years, the Compensation Committee adopted an annual bonus program which was intended to comply with Section 162(m) for our Chief Executive Officer and other highly compensated executive officers (other than our Chief Financial Officer). Due to the repeal of the exception provided by Section 162(m) regarding the deductibility of performance-based compensation, the Compensation Committee does not intend to adopt a similar bonus program for 2018 but intends to continue its pay for performance philosophy.

In January 2018, we entered into a new employment agreement with Mr. Meyer to continue to serve as our Chief Executive Officer through December 31, 2018. In connection with the execution of that agreement, Mr. Meyer’s salary was increased from $1,800,000 to $2,000,000 and we granted Mr. Meyer RSUs with a grant date value of $7,500,000 that cliff vest on December 31, 2018. This employment agreement was the result of extensive discussions with Mr. Meyer and the Chairman of the Compensation Committee regarding, among other things, the Company’s long-term succession planning. The Compensation Committee and the board of directors believes that Mr. Meyer is uniquely qualified in the short-term to execute our business plan and continue to pursue our strategic initiatives and, in their business judgment, concluded that the terms of the employment agreement, including the increase in base salary and the amount and structure of the equity-based compensation, was reasonable and appropriate in light of the circumstances and taken as a whole. The material terms of Mr. Meyer’s new employment agreement are described below under “Potential Payments or Benefits Upon Termination or Change in Control—Employment Agreements—James E. Meyer.”

Stock Ownership Requirement

We do not require that senior executives accumulate and maintain a minimum level of stock ownership in us.

Anti-Hedging and Pledging Policy

Our senior executives are prohibited from engaging in short sales of our securities and from engaging in transaction in publicly-traded options, such as puts, calls and other derivative securities based on our securities, including any hedging, monetization or similar transactions designed to decrease the risks associated with holding our securities, such as zero-cost collars and forward sales contracts. In addition, our senior executives are prohibited from pledging our securities as collateral for any loan or holding our securities in a margin account.

Compensation Risk Assessment

The Compensation Committee does not believe that any risks that may arise from our compensation policies and practices are reasonably likely to have a material adverse effect on our Company. The Compensation Committee considered various factors that have the effect of mitigating compensation-related risks and have reviewed our compensation policies and practices for our employees, including the elements of our executive compensation programs, to determine whether any portion of such compensation encourages excessive risk taking.

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Policy with Respect to Section 162(m) of the Internal Revenue Code

Historically, the Compensation Committee has endeavored to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining competitive compensation levels. Under Section 162(m), the Company was generally prohibited from deducting certain forms of compensation in excess of $1,000,000 paid to our “covered employees” as defined in Section 162(m), which, prior to its amendment, included our Chief Executive Officer and three other most highly compensated executive officers (other than our Chief Financial Officer). An exception to this $1,000,000 deduction limitation was available with respect to compensation that qualified as “performance-based compensation” under Section 162(m), which required compliance with certain requirements set forth in Section 162(m) and the applicable regulations

As a result of the Tax Cuts and Jobs Act that went into effect on December 22, 2017, this exception for performance-based compensation will not be available for taxable years beginning after December 31, 2017, unless such compensation qualifies for certain transitional relief contemplated in this legislation for certain written contracts in place as of November 2, 2017. Therefore, certain compensation paid to our covered employees in the future under our annual bonus programs and certain of our long-term equity awards under our 2015 Plan that may have originally been designed with the intent that such amounts qualify as performance-based compensation will not be deductible unless such plans are determined to qualify for transitional relief. Because of the ambiguities and uncertainties as to the scope of the transitional relief available, no assurance with respect to the deductibility of such compensation can be made at this time. In addition, beginning in 2018, the definition of “covered employees” will include any individual who served as the CEO or CFO at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a covered employee for any taxable year beginning after December 31, 2016, that individual will remain a covered employee for all future years, including following any termination of employment.

The Compensation Committee has considered the deductibility of compensation as one factor in determining the structure of compensation awards. The Compensation Committee also looks at other factors in making its decisions, and believes that it is important to retain flexibility in designing compensation programs that are in the best interests of the Company and its stockholders, even if such compensation is not deductible for tax purposes. This flexibility may include amending or modifying the design elements of historical compensation programs to the extent those design elements were principally adopted in an effort to comply with the exception for performance-based compensation under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Compensation Committee Carl E. Vogel, Chairman George W. Bodenheimer Mark D. Carleton James P. Holden
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Summary Compensation Table

The following table provides information concerning total compensation earned or paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who served in such capacities as of December 31, 2017 for services rendered to us during each of the past three fiscal years. These five officers are referred to herein as the “named executive officers.”

						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other
		Salary	Bonus(1)	Awards(2)	Awards(2)	Earnings(3)	Compensation(4)	Total(5)
Name and Principal Position	Year	$	$	$	$	$	$	$
James E. Meyer	2017	1,800,000	7,750,000	—	—	—	113,811	9,663,811
Chief Executive Officer	2016	1,800,000	7,500,000	—	—	—	33,591	9,333,591
	2015	1,650,000	7,500,000	10,000,000	10,000,000	—	7,950	29,157,950

Scott A. Greenstein	2017	1,500,000	2,600,000	—	—	—	57,737	4,157,737
President and Chief Content	2016	1,402,885	2,400,000	5,749,999	8,500,000	—	22,472	18,075,356
Officer	2015	1,250,000	2,100,000	—	—	—	7,950	3,357,950

David J. Frear	2017	1,200,000	2,500,000	—	—	—	8,100	3,708,100
Senior Executive Vice	2016	1,200,000	2,150,000	—	—	—	7,950	3,357,950
President and Chief Financial Officer	2015	1,026,346	1,950,000	—	11,102,218	—	7,950	14,086,514

Stephen R. Cook	2017	700,000	1,550,000	1,499,998	500,000	—	29,240	4,279,238
Executive Vice President,	2016	692,308	1,450,000	—	—	—	10,655	2,152,963
Sales and Automotive	2015	600,000	1,250,000	—	—	—	7,950	1,857,950

Jennifer C. Witz.	2017	538,942	1,500,000	1,875,000	625,001	—	33,534	4,572,477
Executive Vice President,	2016	475,000	700,000	1,912,643	637,514	—	13,742	3,738,899
Chief Marketing Officer	2015	416,173	615,000	375,066	1,125,016	—	7,950	2,539,205

(1)	The amounts reflected in this column are the gross amounts of each named executive officer’s annual bonus award payable in respect of the fiscal year to which such amount relates. See the discussion under the heading “Fiscal Year 2017 Pay Results—Payment of Performance-Based Discretionary Annual Bonuses for 2017” for additional details on bonus awards for 2017.

(2)	The aggregate grant date fair value of stock option, RSU and PRSU awards were computed in accordance with FASB ASC 718, Compensation—Stock Compensation. The assumptions used in the valuation of the stock options are discussed in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The grant date fair value for the PRSUs granted to Mr. Cook and Ms. Witz during 2017 is based on the probable outcome of the performance conditions applicable to such PRSUs, which, as of the grant date, was equal to the target level. Assuming the highest level of performance achievement as of the grant date, the grant date fair value of the PRSUs for Mr. Cook and Ms. Witz would have been $999,999 and $1,249,998, respectively.

(3)	We do not provide above-market or preferential earnings on deferred compensation.

(4)	For each named executive officer, the amount in the “All Other Compensation” column for 2017 reflects matching contributions by us under our 401(k) savings plan and DEUs granted with respect to unvested RSU awards. In connection with the payments of our quarterly dividends in the amount of $.01 per share on February 28, 2017, May 31, 2017, and August 31, 2017, and the amount of $0.011 per share on November 30, 2017, certain of our named executive officers were credited with DEUs in the form of RSUs in respect of their unvested stock awards pursuant to the terms of the applicable award agreements. The values of such DEUs were calculated using a twenty day average price of our common stock prior to the record dates for such dividends. The value of the DEUs granted for each of the named officers is as follows: Mr. Meyer: $105,711; Mr. Greenstein: $49,637; Mr. Frear: $0; Mr. Cook: $21,140; and Ms. Witz: $25,434.
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(5)	Messrs. Meyer and Frear serve as our designees to the board of directors of Pandora Media, Inc. The amounts in this Summary Compensation table do not include the cash and equity-based compensation they receive from Pandora Media, Inc. for serving on its board of directors and committees of the board of directors.

Grants of Plan-Based Awards in 2017

The following table provides information with respect to equity grants made during fiscal year 2017 to the named executive officers.

					All Other	All Other
					Stock Awards:	Option Awards:	Exercise	Grant Date
		Estimated Future Payouts			Number of	Number of	or Base	Fair Value
		Under Equity Incentive			Shares of	Securities	Price of	of Stock and
		Plan Awards(1)			Stock or	Underlying	Option	Option
		Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	(#)	(#)	(#)	(#)(2)	(#)(2)	($/Sh)(3)	($)(4)
James E. Meyer	—	—	—	—	—	—	—	—
Scott A. Greenstein	—	—	—	—	—	—	—	—
David J. Frear	—	—	—	—	—	—	—	—
Stephen R. Cook	2/02/2017	—	—	—	—	527,044	4.75	500,000
	2/02/2017	—	—	—	105,263	—	—	499.999
	2/02/2017	168,421	210,526	210,526	—	—	—	999,999
Jennifer C. Witz	8/21/2017	—	—	—	—	563,875	5.52	625,001
	8/21/2017	—	—	—	113,225	—	—	625,002
	8/21/2017	181,159	226,449	226,449	—	—	—	1,249,998

(1)	The PRSUs granted to Mr. Cook on February 2, 2017 were part of the Compensation’s Committee’s annual review of executive compensation. The PRSUs granted to Ms. Witz on August 21, 2017 were in connection with her employment agreement dated August 21, 2017. The PRSUs are earned subject to achievement of a cumulative free cash flow target, established by the Compensation Committee, measured over a two-year performance period. The PRSUs vest in full upon achievement of 100% or more of the free cash flow target. If the level of free cash flow falls between 80% and 100% of the free cash flow target, then the number of PRSUs that will vest will be determined by straight line interpolation between those percentages. If the level of free cash flow is below the 80% of the target, then none of the PRSUs will vest. The settlement of PRSUs earned in respect of the two-year performance period is subject to Mr. Cook and Ms. Witz’s continued employment with us for an additional period following that performance period.

(2)	Grants were made under the 2015 Plan.

(3)	The exercise price of the options granted to each of the named executive officers is equal to the closing price of our common stock reported on NASDAQ on the dates of grant.

(4)	The aggregate grant date fair value of stock option, RSU and PRSU awards were computed in accordance with FASB ASC 718, Compensation—Stock Compensation. The assumptions used in the valuation of the stock options are discussed in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
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Outstanding Equity Awards at Fiscal Year-End 2017

The following table provides information with respect to the status at December 31, 2017 of all unvested RSUs and PRSUs and exercisable and unexercisable stock options awarded to each of the named executive officers:

	Option Awards				Stock Awards(1)
								Equity
								Incentive
							Equity	Plan Awards:
							Incentive	Market or
							Plan Awards:	Payout
						Market	Number of	Value of
						Value of	Unearned	Unearned
	Number of	Number of			Number of	Shares or	Shares,	Shares,
	Securities	Securities			Shares or	Units of	Units or	Units or
	Underlying	Underlying			Units	Stock	Other Rights	Other Rights
	Unexercised	Unexercised	Option		that	that	That	That
	Options	Options	Exercise	Option	have not	have not	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
James E. Meyer(2)	830,500	—	0.6235	8/31/2019	—	—	—	—
	10,128,894	—	3.3000	5/02/2023	—	—	—	—
	—	13,279,313	3.9000	8/11/2025	—	—	—	—
	—	—	—	—	2,590,691	13,886,104	—	—
Scott A. Greenstein(3)	—	7,203,734	3.9600	5/24/2026	—	—	—	—
	—	—	—	—	979,025	5,247,574	—	—
David J. Frear(4)	3,000,000	—	2.1300	7/21/2021	—	—	—	—
	9,500,000	4,750,000	3.9500	7/2/2025	—	—	—	—
Stephen R. Cook(5)	641,800	—	0.9900	8/09/2020	—	—	—	—
	850,000	—	1.6400	8/23/2021	—	—	—	—
	850,000	—	2.4800	8/14/2022	—	—	—	—
	2,761,018	—	3.6950	8/14/2023	—	—	—	—
	—	527,044	4.7500	2/02/2027	—	—	—	—
	—	—	—	—	106,099	568,691	—	—
	—	—	—	—	—	—	212,197	1,137,376
Jennifer C. Witz(6)	117,625	—	3.6100	8/19/2023	—	—	—	—
	—	188,080	3.3699	8/05/2024	—	—	—	—
	—	575,340	3.9200	8/05/2025	—	—	—	—
	—	573,350	4.2400	8/05/2026	—	—	—	—
	—	563,875	5.5200	8/21/2027	—	—	—	—
	—	—	—	—	282,752	1,515,551	—	—
	—	—	—	—	—	—	530,735	2,844,740

(1)	Amounts also include DEUs granted to the executive pursuant to the terms of the award agreements governing each RSU or PRSU, as applicable, to reflect the payment of dividends on our common stock. DEUs vest on the same terms as the related RSUs or PRSUs, as applicable. All DEUs are granted pursuant to the terms of the 2015 Plan. Our practice with respect to crediting DEUs is described in more detail on pages 40-41.

Amounts under “Market Value of Shares or Units of Stock that have not Vested” and “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” were calculated based on the closing price on NASDAQ of our common stock on December 29, 2017 of $5.36 (the last trading day of the fiscal year). The RSUs and PRSUs are valued at (a) the closing price of the stock at December 29, 2017 multiplied by (b) the number of awards that have not vested. In the table above, the number and market value of the PRSUs reflect target performance achievement as of the grant date for Ms. Witz and the target performance achievement for Mr. Cook based upon actual performance. The performance period for the PRSUs for Mr. Cook is the period beginning January 1, 2017 and ending December 31, 2018, and for Ms. Witz is the period beginning January 1, 2018 and ending December 31, 2019. The actual number of shares, with respect to the PRSUs, will be distributed upon the satisfaction of the applicable performance metrics through the performance period and the employee’s continued employment.
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(2)	Outstanding equity awards for Mr. Meyer vest as follows: options granted at an exercise price of $0.6235 vested in four equal annual installments from the date of grant on August 31, 2009; options granted at an exercise price of $3.30 vested on October 30, 2015; and options granted at an exercise price of $3.90 vest on April 30, 2018. The RSUs granted to Mr. Meyer vest on April 30, 2018.

(3)	Outstanding equity awards for Mr. Greenstein vest as follows: options granted on May 24, 2016 at an exercise price of $3.96 vest in three annual installments from May 24, 2016. The RSUs granted to Mr. Greenstein vest as follows: 489,513 RSUs vest on May 24, 2018; and 489,512 RSUs vest on May 24, 2019.

(4)	Outstanding equity awards for Mr. Frear vest as follows: options granted at an exercise price of $2.13 vested in four equal annual installments from the date of grant on July 21, 2011; and options granted at an exercise price of $3.95 vest in three equal installments on July 2, 2016, July 2, 2017 and May 30, 2018.

(5)	Outstanding equity awards for Mr. Cook vest as follows: options granted at an exercise price of $0.99 vested in four equal annual installments from the date of grant on August 9, 2010; options granted at an exercise price of $1.64 vested in four equal annual installments from the date of grant on August 23, 2011; options granted at an exercise price of $2.48 vested in four equal annual installments from the date of grant on August 14, 2012; options granted at an exercise price of $3.695 vested in four equal annual installments from the date of grant on August 15, 2013; and options granted at an exercise price of $4.75 vest in three equal annual installments from the date of grant on February 2, 2017. The RSUs granted to Mr. Cook vest as follows: 35,367 RSUs vest on February 2, 2018; 35,367 RSUs vest on February 4, 2019; and 35,365 RSUs vest on February 3, 2020. The 212,197 PRSUs granted to Mr. Cook on February 2, 2017 will vest, subject to the satisfaction of the applicable performance metrics through the performance period ending December 31, 2018 and his continued employment until February 2, 2020.

(6)	Outstanding equity awards for Ms. Witz vest as follows: options granted at an exercise price of $3.61 vested in four equal annual installments from the date of grant on August 19, 2013; options granted at an exercise price of $3.3699 vest in four equal annual installments from the date of grant on August 5, 2014; options granted at an exercise price of $3.92 vest in four equal annual installments from the date of grant on August 5, 2015; options granted at an exercise price of $4.24 vest in three equal annual installments from the date of grant on August 5, 2016; and options granted at an exercise price of $5.52 vest in three equal annual installments from the date of grant on August 21, 2017. The RSUs granted to Ms. Witz vest as follows: 94,490 RSUs vest on August 6, 2018; 37,817 RSUs vest on August 21, 2018; 74,813 RSUs vest on August 5, 2019; 37,817 RSUs vest on August 21, 2019; and 37,815 RSUs vest on August 21, 2020. The 303,838 PRSUs granted to Ms. Witz on August 5, 2016 will vest, subject to the satisfaction of the applicable performance metrics through the performance period ended December 31, 2018 and her continued employment until August 5, 2019. The 226,897 PRSUs granted to Ms. Witz on August 21, 2017 will vest, subject to the satisfaction of the applicable performance metrics through the performance period ending December 31, 2019 and her continued employment until August 21, 2020.

All equity awards vest subject to the named executive officer’s continued employment though the applicable vesting date and are subject to earlier vesting upon certain qualifying terminations of employment. See “Potential Payments or Benefits Upon Termination or Change in Control.”

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Option Exercises and Stock Vested in 2017

The following table provides information with respect to option exercises and RSUs that vested during 2017:

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
James E. Meyer	707,000	2,029,090	—	—
Scott A. Greenstein	9,101,208	17,964,600	486,213	2,416,479
David J. Frear	2,500,000	8,362,500	—	—
Stephen R. Cook	508,000	2,489,442	272,902	1,520,128
Jennifer C. Witz	1,167,720	1,768,124	111,162	616,875

(1)	Value realized on exercise is the amount equal to the difference between (a) the price on NASDAQ of the stock acquired upon exercise on the exercise date less (b) the exercise price, multiplied by the number of options exercised.

(2)	Value realized on vesting is the amount equal to (a) the closing price on NASDAQ on the vesting dates multiplied by (b) the number of shares vesting.

Non-Qualified Deferred Compensation

The following table provides information with respect to Sirius XM Holdings Inc. Deferred Compensation Plan, a nonqualified deferred compensation plan, for 2017:

				Aggregate	Aggregate
	Executive	Employer	Aggregate	Withdrawals/	Balance at Last
	Contributions(1)	Contributions	Earnings(2)	Distributions	Year-End(3)
Name	($)	($)	($)	($)	($)
James E. Meyer	1,937,500	—	974,218	—	8,206,156
Scott A. Greenstein	—	—	—	—	—
David J. Frear	875,000	—	263,500	—	2,509,082
Stephen R. Cook	1,337,500	—	121,224	—	1,966,244
Jennifer C. Witz	750,000	—	51,392	—	1,194,022

(1)	These amounts represent salary and cash bonus that was earned during fiscal 2017 but the receipt of which was deferred. This includes amounts earned during fiscal 2017 but credited to such executive officers’ deferred compensation accounts after the end of fiscal 2017. Amounts in this column are included in the Summary Compensation table under “Salary” and “Bonus” for fiscal 2017. For Mr. Meyer the amount includes $1,937,500 of his 2017 annual bonus, for Mr. Frear the amount includes $875,000 of his 2017 annual bonus, for Mr. Cook the amount includes $1,162,500 of his 2017 annual bonus, and for Ms. Witz the amount includes $750,000 of her 2017 annual bonus.

(2)	Amounts in this column are not reported as compensation for fiscal year 2017 in the “Summary Compensation Table” since they do not reflect above-market or preferential earnings. Deferrals may be allocated among investment options that are similar to the investment options available under the Sirius XM 401(k) Savings Plan. Of the available investment options, the one-year rate of return during 2017 ranged from 1.85% to 33.63%.

(3)	Employee year-end balance in this column includes the deferral amount from the executive’s 2017 bonus paid in 2018.

The Sirius XM Holdings Inc. Deferred Compensation Plan provides a tax-efficient method for participants to defer certain portions of their compensation. Participation in the Deferred Compensation Plan is available to certain of our senior officers, including our named executive officers, and members of our board of directors.

Our named executive officers are eligible to participate on the same terms as other eligible employees. Although the Compensation Committee deemed the Deferred Compensation Plan to be

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an important benefit to participants, it is not included in any quantitative valuation with respect to the three main components of our executive compensation packages, because participation in the Deferred Compensation Plan, and to what extent, is at each participant’s discretion and there is no matching contribution from us at this time.

Pursuant to the Deferred Compensation Plan, eligible employees may elect to defer up to 50% of their cash-paid base salary; and up to 75% of their annual cash bonus. We may elect to make additional contributions beyond amounts deferred by participants, but we are under no obligation to do so. At the time of making a deferral election, participants designate the time and form of the distribution of deferrals to be made for the year to which that election relates. Distributions may occur earlier upon a change in control or a termination of employment, subject to certain conditions provided for under the Deferred Compensation Plan and Section 409A of the Internal Revenue Code.

Participants have the opportunity to designate the investment funds to which the deferred amounts are to be credited. All investment gains and losses in a participant’s account under the Deferred Compensation Plan are immediately vested and entirely based upon the investment selections made by the participant. We do not pay guaranteed, above-market or preferential earnings on this deferred compensation. The available investment choices are similar to the choices available under the Sirius XM Radio 401(k) Savings Plan. Participants may change the investment selections for new payroll deferrals as frequently as each semi-monthly pay cycle. Investment selections for existing account balances may be changed daily. Any changes (whether to new deferrals or existing balances) may be made through an internet site or telephone call center maintained by the plan’s third-party record keeper. We have established a grantor (or “rabbi”) trust to facilitate payment of our obligations under the Deferred Compensation Plan.

Potential Payments or Benefits Upon Termination or Change in Control

Employment Agreements

We have employment agreements with each of our named executive officers that contain provisions regarding payments or benefits upon a termination of employment. We do not have any provisions in any of our employment agreements for the named executive officers that provide for any payments solely in the event of a change in control.

None of the employment agreements with our named executive officers provides for a so-called “golden parachute” excise tax gross-up. Each of the employment agreements with our executive officers includes a compensation clawback provision, pursuant to which any incentive-based or other compensation paid to an executive officer by us or any of our affiliates is subject to deductions and clawback as required by applicable law, regulation or stock exchange listing requirement.

James E. Meyer

In August 2015, we entered into an employment agreement with Mr. Meyer to serve as our Chief Executive Officer through April 30, 2018. The employment agreement provided for an increase in Mr. Meyer’s base salary from $1,550,000 to $1,800,000, subject to increases approved by the Compensation Committee, and obligated us to offer Mr. Meyer a three-year consulting agreement upon the expiration of his employment agreement on April 30, 2018. Mr. Meyer was also entitled to participate in any bonus plans generally offered to our executive officers, with an annual target bonus opportunity of 250% of his annual base salary.

In January 2018, we entered into a new employment agreement with Mr. Meyer to continue to serve as our Chief Executive Officer through December 31, 2018. In connection with the execution of that agreement, Mr. Meyer’s salary was increased from $1,800,000 to $2,000,000 upon execution of the agreement and we granted Mr. Meyer RSUs with a grant date value of $7,500,000 that cliff vest on December 31, 2018. Mr. Meyer will continue to have an opportunity to earn an annual bonus in an amount determined by the Compensation Committee. We are also obligated to offer Mr. Meyer a three-year consulting agreement upon the expiration of this employment agreement on

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December 31, 2018. Pursuant to that consulting agreement, Mr. Meyer would be paid a fee of $2,200,000 per year.

Under this employment agreement, if Mr. Meyer’s employment is terminated by us without “cause” or he terminates his employment for “good reason” (each as described in his employment agreement), then, subject to his execution of a release of claims and his compliance with certain restrictive covenants, we are obligated to (i) continue his health benefits and life insurance benefits through the expiration of his employment agreement on December 31, 2018, (ii) pay him a lump sum equal to the remaining amount of Mr. Meyer’s base salary through the expiration of his employment agreement on December 31, 2018, (iii) pay him a pro-rated bonus based on his actual performance for 2018, and (iv) pay him a lump sum of $6,600,000 as compensation for the lost consulting agreement. Further, Mr. Meyer’s equity awards are subject to accelerated vesting.

Scott A. Greenstein

In May 2016, we entered into an employment agreement with Scott A. Greenstein to continue to serve as our President and Chief Content Officer through May 24, 2019. The agreement provides for an annual base salary of $1,500,000, subject to increases approved by the Compensation Committee. Mr. Greenstein is also entitled to participate in any bonus plans generally offered to our executive officers, with an annual target bonus of 150% of his annual base salary.

If Mr. Greenstein’s employment is terminated by us without “cause” or he terminates his employment for “good reason” (each as described in his employment agreement), then, subject to his execution of a release of claims and his compliance with certain restrictive covenants, we are obligated to pay him a lump sum amount equal to one and one-half times the sum of (x) his then annual base salary plus (y) the greater of $2,250,000 or the last annual bonus paid (or due and payable) to him, and to continue his health and life insurance benefits for eighteen months. Further, Mr. Greenstein’s equity awards are subject to accelerated vesting.

David J. Frear

In July 2015, we entered into an employment agreement with David J. Frear to continue to serve as our Senior Executive Vice President and Chief Financial Officer through May 31, 2018. The employment agreement provides for an annual base salary of $1,200,000, subject to increases approved by the Compensation Committee. Mr. Frear is also entitled to participate in any bonus plans generally offered to our executive officers.

If Mr. Frear’s employment is terminated by us without “cause” or he terminates his employment for “good reason” (each as described in his employment agreement), then, subject to his execution of a release of claims and his compliance with certain restrictive covenants, we are obligated to pay him a lump sum equal to his annual salary as of the date of the termination and the last annual bonus paid (or due and payable) to him, and to continue his health and life insurance benefits for one year. Further, Mr. Frear’s equity awards are subject to accelerated vesting.

Stephen R. Cook

In August 2013, we entered into an employment agreement with Stephen R. Cook to serve as our Executive Vice President, Sales and Automotive, with an annual base salary of $600,000, subject to increases approved by the Compensation Committee. In January 2016, the Compensation Committee increased Mr. Cook’s base salary to $700,000. Mr. Cook is also entitled to participate in any bonus plans generally offered to our executive officers, with an annual target bonus of 150% of his annual base salary.

If Mr. Cook’s employment is terminated by us without “cause” or if he terminates his employment for “good reason” (each as described in his employment agreement), then, subject to his execution of a release of claims and his compliance with certain restrictive covenants, we are obligated to pay Mr. Cook a lump sum equal to his annual base salary and the last annual bonus paid (or due and payable) to him. We are also obligated to continue his health insurance benefits for one year. Further, Mr. Cook’s equity awards are subject to accelerated vesting.

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Jennifer C. Witz

In August 2017, we entered into an employment agreement with Jennifer C. Witz to serve as our Executive Vice President, Chief Marketing Officer, with an annual base salary of $650,000, subject to increases approved by the Compensation Committee. In December 2017, the Compensation Committee increased Ms. Witz’s base salary to $750,000. Ms. Witz is also entitled to participate in any bonus plans generally offered to our executive officers.

If Ms. Witz’s employment is terminated by us without “cause” or she terminates her employment for “good reason” (each as described in her employment agreement), then, subject to her execution of a release of claims and her compliance with certain restrictive covenants, we are obligated to pay her a lump sum equal to her annual base salary and the last annual bonus paid (or due and payable) to her. We are also obligated to continue her health insurance benefits for one year. Further, Ms. Witz’s equity awards are subject to accelerated vesting.

Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan and Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan

Messrs. Meyer, Frear and Cook and Ms. Witz had outstanding equity awards as of December 31, 2017 that were granted under the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan, and all of the named executive officers had outstanding equity awards as of December 31, 2017 that were granted under the 2015 Plan. Under the terms of these Plans, the outstanding unvested equity awards granted are subject to potential accelerated vesting upon termination without “cause” by the company or termination by the executive for “good reason” during a two year period following a “change of control” (each as defined in the Plans), to the extent outstanding awards granted under these Plans are either assumed, converted or replaced by the resulting entity in the event of a change of control.

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Potential Payments and Benefits

The following table describes the potential payments and benefits under the named executive officers’ agreements and our stock incentive plans to which they would have been entitled if a termination of employment or change in control had occurred as of December 31, 2017:

Name	Triggering Event	Severance Payment ($)(1)	Accelerated Equity Vesting ($)(2)	Continuation of Insurance Benefits ($)(3)	Total ($)(4)
James E. Meyer(5)	Termination due to death or disability	6,600,000	33,273,901	—	39,873,901
	Termination without cause or for good reason	15,900,000	33,273,901	31,856	49,205,757
	Termination without cause or for good reason following a change in control	15,900,000	33,273,901	31,856	49,205,757
Scott A. Greenstein	Termination due to death or disability	—	15,332,802	—	15,332,802
	Termination without cause or for good reason	5,850,000	15,332,802	46,589	21,229,391
	Termination without cause or for good reason following a change in control	5,850,000	15,332,802	46,589	21,229,391
David J. Frear	Termination due to death or disability	—	6,697,500	—	6,697,500
	Termination without cause or for good reason	3,350,000	6,697,500	25,481	10,072,981
	Termination without cause or for good reason following a change in control	3,350,000	6,697,500	25,481	10,072,981
Stephen R. Cook	Termination due to death or disability	—	2,027,563	—	2,027,563
	Termination without cause or for good reason	2,150,000	2,027,563	31,192	4,208,755
	Termination without cause or for good reason following change in control	2,150,000	2,027,563	31,192	4,208,755
Jennifer C. Witz	Termination due to death or disability	—	1,824,255	—	1,824,255
	Termination without cause or for good reason	1,350,000	1,824,255	25,614	3,199,869
	Termination without cause or for good reason following a change in control	1,350,000	6,205,230	25,614	7,580,844

(1)	Any severance payment due to Messrs. Meyer, Greenstein, Frear and Cook, and Ms. Witz is required to be paid in a lump sum.

(2)	Amounts were calculated based on the closing price on NASDAQ of our common stock on December 29, 2017 (the last trading day of the fiscal year) of $5.36. The accelerated vesting of options is valued at (a) the difference between the December 29, 2017 closing price and the exercise price of the options multiplied by (b) the number of shares of common stock underlying the options. The accelerated vesting of RSUs and PRSUs is valued at the closing price on NASDAQ of our common stock on December 29, 2017 of $5.36 multiplied by the number of shares subject to the applicable RSUs and PRSUs. The PRSUs vest assuming 100% of target level achievement for the performance period during which a termination occurs. The amounts also include DEUs.

(3)	Assumes that health benefits would be continued under COBRA for eighteen months for Messrs. Meyer and Greenstein and twelve months for Messrs. Frear and Cook, and Ms. Witz. Amounts reported assume 2018 rates.

(4)	We do not provide for any tax gross-ups. In the event a named executive officer would be subject to an excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the benefits to the named executive officer will be reduced to the extent that such benefits do not trigger the excise tax, unless the named executive officer would retain greater value (on an after-tax basis) by receiving all benefits and paying applicable excise, income and payroll taxes. Amounts shown are based on preliminary calculations that indicate
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that the amount payable to each named executive officer would not be subject to the excise tax. Estimated amounts may materially differ from any actual amounts ultimately paid.

(5)	Mr. Meyer is also eligible to receive a prorated bonus for the year in which his employment is terminated. This potential payment is not determinable and is not reflected in the table above.

2017 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees to the annual total compensation of our Chief Executive Officer.

We determined that, as of December 31, 2017 (the date we identified for purposes of determining our employee population), our employee population consisted of approximately 3,185 individuals, of which 12 employees were located outside the United States. This population consisted of our full-time, part-time, seasonal and temporary workers and did not include any individuals classified as independent contractors. In accordance with the de minimus exemption under Item 402(u) of Regulation S-K, we excluded these 12 non-U.S. employees from our total employee population, specifically: 4 employees from Canada, 1 employee from Germany, 2 employees from Malaysia and 5 employees from the Philippines. These non-U.S. individuals represented less than 1% of our total estimated employee population as of December 31, 2017 of 3,185 individuals. After excluding these employees and the Chief Executive Officer, we included 3,172 employees in our calculations to identify the median employee.

To identify the median employee from this employee population, we calculated each employee’s total compensation by reviewing employees’ W-2 wages for 2017. Given the even number of employees included in our calculation, we were unable to identify an employee who fell at the actual “median” of the employee population. Once we identified the two employees who fell at the mid-point of our employee population, we calculated all of the elements of both employees’ compensation for the 2017 fiscal year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, and took the average of those two numbers in order to calculate the “annual total compensation” for purposes of calculating the required pay ratio. The annual total compensation of “Employee A” was $105,152, and the annual total compensation of “Employee B” was $124,530. This resulted in an estimated annual total compensation of $114,841. We believe that averaging these two numbers resulted in an annual total compensation that appropriately and reasonably portrays the median level of our employees’ overall compensation profile. To calculate the annual total compensation of our Chief Executive Officer, we used the amount reported for Mr. Meyer in the “Total” column of the 2017 Summary Compensation Table included in this proxy statement, which was $9,663,811.

Based on Mr. Meyer’s annual total compensation compared to the annual total compensation of our estimated median employee, our estimated pay ratio is 84:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. The pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

The Audit Committee is directly responsible for the appointment, compensation (including approval of the audit fee), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. In addition, the Audit Committee assists the board of directors in its oversight of:

●	The integrity of our financial statements and our accounting and financial reporting processes and systems of internal control over financial reporting;

●	Our compliance with legal and regulatory requirements;

●	Our independent auditors’ qualifications, independence and performance;

●	The performance of our internal audit function; and

●	Our assessment of risks and risk management guidelines and policies.

The Audit Committee and the board of directors believe that the continued retention of KPMG LLP (“KPMG”) as our independent registered public accounting firm is in the best interest of our stockholders, and we are asking stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2018. Although ratification is not required by our By-laws, applicable law or otherwise, the board of directors is submitting the selection of KPMG to stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders do not ratify the selection, it will be considered a recommendation to the board of directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG are expected to be present at the annual meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

The board of directors recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accountants for 2018.

Principal Accountant Fees and Services

The following table sets forth the fees billed to us by KPMG as of and for the years ended December 31, 2017 and 2016:

	For the Years Ended December 31,
	2017	2016
Audit fees(1)	$2,537,000	$2,301,415
Audit-related fees(2)	85,800	81,500
Tax fees(3)	—	—
All other fees(4)	—	—
	$2,622,800	$2,382,915

(1)	Audit fees consists of fees for services related to the financial statement audit, quarterly reviews, audit of internal control over financial reporting, accounting consultations with KPMG’s National Office, comfort letters, SEC comment letters, audit services that are normally provided by independent auditors in connection with regulatory filings or engagements, and statutory audits. The amount also includes reimbursement for direct out-of-pocket travel and other sundry expenses.

(2)	Audit-related fees related to audits of employee benefit plans, financial due diligence services and other attestation services.

(3)	Tax services consist of services relating to state and local tax compliance services. There were no tax fees billed to us in 2016 or 2017.
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(4)	All other services are fees for any products or service not included in the first three categories. There were no other fees billed to us in 2016 or 2017.

Pre-Approval Policy for Services of Independent Auditor

It is the Audit Committee’s responsibility to review and consider, and ultimately pre-approve, all audit and permitted non-audit services to be performed by our independent registered public accounting firm. In accordance with its charter, the Audit Committee’s pre-approval policies with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm are as follows:

●	The independent registered public accounting firm is not permitted to perform consulting, legal, book-keeping, valuation, internal audit, management functions, or other prohibited services, under any circumstances;

●	The engagement of our independent registered public accounting firm, including related fees, with respect to the annual audits and quarterly reviews of our consolidated financial statements is specifically approved by the Audit Committee on an annual basis;

●	The Audit Committee reviews and pre-approves a detailed list of other audit and audit-related services annually or more frequently, if required. Such services generally include services performed under the audit and attestation standards established by regulatory authorities or standard setting bodies and include services related to SEC filings, employee benefit plan audits and subsidiary audits;

●	The Audit Committee reviews and pre-approves a detailed list of permitted non-audit services annually or more frequently, if required; and

●	The Audit Committee pre-approves each proposed engagement to provide services not previously included in the approved list of audit and non-audit services and for fees in excess of amounts previously pre-approved.

The Audit Committee has delegated to the chair of the Audit Committee the authority to approve permitted services by the independent registered public accounting firm so long as he or she reports decisions to the Audit Committee at its next meeting.

All of the services covered under the captions “Audit Fees” and “Audit-Related Fees” were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed solely of independent directors meeting the requirements of applicable SEC and NASDAQ rules. Each member is financially literate for audit committee purposes under the NASDAQ rules, and each member of the Audit Committee also qualifies as an “audit committee financial expert” within the meaning of SEC regulations and is “financially sophisticated” within the meaning of the NASDAQ listing standards. The key responsibilities of the Audit Committee are set forth in its charter, which was adopted by us and approved by the board of directors and is posted under “Corporate Governance” in the Investor Relations section of our website at www.siriusxm.com.

As described more fully in its charter, the purpose of the Audit Committee is to assist our board of directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements; accounting and financial reporting principles; and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. KPMG, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”).

The Audit Committee has selected KPMG as our independent registered public accountants for 2018. KPMG has served as our independent registered public accountants since 2008. The Audit

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Committee is responsible for the appointment, compensation and oversight of our independent registered public accountants. The Audit Committee regularly reviews KPMG’s independence and performance in deciding whether to retain KPMG or engage another firm as our independent registered public accountants. In the course of these reviews, the Audit Committee considers, among other things:

●	KPMG’s historical and recent performance on our audit;

●	KPMG’s capability and expertise in handling the breadth and complexity of our operations;

●	KPMG’s known legal risks and any significant legal or regulatory proceedings in which it is involved;

●	data on audit quality and performance, including recent PCAOB reports on KPMG and its peer firms;

●	the appropriateness of KPMG’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms;

●	KPMG’s independence, including the possible effects of its provision of non-audit fees and services on its independence; and

●	KPMG’s tenure as our independent registered public accountants, including the benefits of having an independent registered public accountant that is familiar with us, and the controls and processes that help ensure KPMG’s independence.

In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management. The lead partner from KPMG assigned to us has served in that role since 2014.

The Audit Committee engages in an annual evaluation of our independent registered public accounting firm’s qualifications, assessing the firm’s quality of service, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity, and professional skepticism. The Audit Committee also considers the advisability and potential impact of selecting a different independent public accounting firm.

The Audit Committee and the board of directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of our stockholders.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of our results and the assessment of our internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by us in our financial statements, as well as, when applicable, alternative accounting treatments. Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG.

The Audit Committee also reviewed and discussed our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In this regard, the Audit Committee reviewed and discussed, with management and our independent registered public accounting firm, management’s annual report on the effectiveness of internal control over financial reporting as of December 31, 2017 and KPMG’s related attestation report.

The Audit Committee has discussed with KPMG the matters that are required to be discussed under PCAOB standards. The Audit Committee discussed with KPMG matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB, and Rule 2-07, Communication with Audit Committees, of Regulation S-X. The Audit Committee has concluded that KPMG’s provision of audit and non-audit services to us and our affiliates is compatible with KPMG’s independence.

57

At each regularly scheduled meeting, the Audit Committee met and held discussions with management, our internal auditors and KPMG. Prior to their issuance, the Audit Committee reviewed and discussed our quarterly and annual consolidated financial statements (including the presentation of non-GAAP financial information) and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) with management, our internal auditors and KPMG. During 2017, management, our internal auditors and KPMG also made presentations to the Audit Committee on specific topics of interest, including: our enterprise risk assessment process; our information technology systems and controls; our federal and state income tax positions, including our tax strategy and risks; benefit plan fund management; our critical accounting policies; new accounting guidance and the potential impact of new accounting pronouncements; our ethics and compliance program; risk management initiatives and controls for various acquisitions; our strategy and management of the implementation of new systems; and cyber security.

The Audit Committee discussed with KPMG the overall scope and plans for their audit and approved the terms of their engagement letter, including the fees and non-audit fees payable to KPMG. The Audit Committee is ultimately responsible for the amounts we pay KPMG. In 2017, the Audit Committee tasked management to negotiate a proposed fee arrangement with KPMG and present it to the Audit Committee. After a review of the proposed fee arrangement, including the projected hours and other costs, the Audit Committee approved a one year engagement letter with KPMG. The Audit Committee has also discussed with our Senior Vice President, Internal Audit, the overall scope of and plans for our internal audits. The Audit Committee met with KPMG and with our internal auditors, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of our internal controls and the overall quality and integrity of our financial reporting. Additionally, the Audit Committee reviewed the performance, responsibilities, budget and staffing of our internal audit department. The Audit Committee also has established, and overseen compliance with, procedures for our receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and our employees’ confidential and anonymous submissions of concerns regarding questionable accounting or auditing matters.

The Audit Committee discussed with KPMG their independence from the Company and our management, including the matters, if any, in the written disclosures delivered pursuant to the applicable requirements of the PCAOB. The Audit Committee also reviewed our hiring policies and practices with respect to current and former employees of the independent registered public accounting firm. The Audit Committee preapproved, in accordance with its preapproval policy described above, all services provided by the independent registered public accounting firm and considered whether the provision of such services to us is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC.

This report is provided by the following independent directors, who comprise the Audit Committee:

Joan L. Amble, Chairwoman

Eddy W. Hartenstein

Vanessa A. Wittman

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OTHER MATTERS

Our board of directors does not intend to present, or have any reason to believe others will present, any other items of business. If other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with the recommendation of our board of directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON

JUNE 5, 2018

This proxy statement and our annual report for the fiscal year ended December 31, 2017 are available for you to view online at http://www.envisionreports.com/SIRI.

By Order of the Board of Directors,

Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary

New York, New York

April 23, 2018

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website, www.siriusxm.com, and click on “Reports & Filings” and then on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including financial statements and schedules thereto, are also available without charge to stockholders upon written request addressed to:

Investor Relations
Sirius XM Holdings Inc.
1290 Avenue of the Americas
11th Floor New York, New York 10104

59

Admission Ticket
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 4, 2018.

Vote by Internet
•	Go to www.envisionreports.com/SIRI
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A  Proposals — Sirius XM’s Directors recommend a vote FOR each director nominee and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Joan L. Amble	☐	☐	02 - George W. Bodenheimer	☐	☐	03 - Mark D. Carleton	☐	☐

	04 - Eddy W. Hartenstein	☐	☐	05 - James P. Holden	☐	☐	06 - Gregory B. Maffei	☐	☐

	07 - Evan D. Malone	☐	☐	08 - James E. Meyer	☐	☐	09 - James F. Mooney	☐	☐

	10 - Michael Rapino	☐	☐	11 - Carl E. Vogel	☐	☐	12 - David M. Zaslav	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP as our independent registered public accountants for 2018.	☐	☐	☐

IF NO BOXES ARE MARKED AND THE PROXY IS SIGNED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ON THE REVERSE SIDE.

 B   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signature should correspond exactly with stockholder’s name as printed to the left. In case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

1 U P X
02SD6C

SIRIUS XM HOLDINGS INC.

ADMISSION TICKET

2018 ANNUAL MEETING OF STOCKHOLDERS
TUESDAY, JUNE 5, 2018
8:30 A.M. EASTERN TIME

TO BE HELD AT
THE PALEY CENTER FOR MEDIA
25 WEST 52 STREET
NEW YORK, NEW YORK 10019

THIS TICKET MUST BE PRESENTED TO ENTER THE MEETING

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and 2017 Annual Report are available at: http://www.envisionreports.com/SIRI

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Sirius XM Holdings Inc.

Proxy Solicited on behalf of the Board of Directors of Sirius XM Holdings Inc.

The undersigned hereby appoints Patrick L. Donnelly and Ruth A. Ziegler, and each of them, proxies, with full power of substitution, for and on behalf of the undersigned to represent the undersigned and vote, as directed and permitted herein, the undersigned’s shares of Sirius XM Holdings Inc. common stock (including any shares of common stock which the undersigned has the right to direct the proxies to vote under the Sirius XM Radio Inc. 401(k) Savings Plan) at the Annual Meeting of Stockholders of Sirius XM Holdings Inc. to be held on Tuesday, June 5, 2018, at 8:30 A.M., Eastern time, in The Paley Center for Media, 25 West 52 Street, New York, New York 10019 and at any adjournments or postponements thereof upon all matters set forth on the reverse side hereof and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed on the reverse side hereof by the undersigned. If this proxy is executed but no direction is given, this proxy will be voted FOR all nominees listed herein under Proposal 1 and FOR Proposal 2.

(Continued and to be dated and signed on the reverse side)

 C   Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.